Exhibit 10.1
Merger Agreement
Among
Healthsport, Inc.,
Healthsport Subsidiary, LLC,
and
Supplemental Manufacturing & Ingredients LLC
May 21, 2010

TABLE OF CONTENTS

1. DEFINITIONS	1

2. BASIC TRANSACTION	6
2.1 The Merger	6
2.2 The Closing	6
2.3 Actions at the Closing	6
2.4 Effect of Merger	6
2.5 Closing of Transfer Records	7

3. REPRESENTATIONS AND WARRANTIES OF THE TARGET	7
3.1 Organization of the Target	7
3.2 Subsidiaries	8
3.3 Authorization of Transaction	8
3.4 Noncontravention	8
3.5 The Interests	8
3.6 Title to Assets	9
3.7 Financial Statements	9
3.8 No Undisclosed Liabilities	9
3.9 No Material Adverse Change	9
3.10 Books and Records	10
3.11 Legal Compliance	11
3.12 Tax Matters	11
3.13 Real Property	13
3.14 Intellectual Property	13
3.15 Contracts	15
3.16 Powers of Attorney	15
3.17 Insurance	15
3.18 Product Warranty	15
3.19 Product Liability	16
3.20 Litigation	16
3.21 Employees	16
3.22 Guaranties	16
3.23 Environmental, Health, and Safety Matters	16
3.24 Brokers’ Fees	17
3.25 Disclaimer of other Representations and Warranties	17

4. REPRESENTATIONS AND WARRANTIES OF THE BUYER AND THE TRANSITORY SUBSIDIARY	17
4.1 Organization of the Buyer	17
4.2 Subsidiaries	17
4.3 Authorization of Transaction	17
4.4 Antitakeover Statutes and Rights Agreement; Dissenters Rights	18
4.5 Noncontravention	18
4.6 Buyer’s Securities	18
4.7 Title to Assets	18

i

4.8 Reporting Company Status	19
4.9 No Injunctions	19
4.10 Filings with the SEC	19
4.11 Financial Statements	19
4.12 No Undisclosed Liabilities	20
4.13 No Material Adverse Change	20
4.14 Books and Records	21
4.15 Legal Compliance	21
4.16 Tax Matters	22
4.17 Real Property	24
4.18 Intellectual Property	24
4.19 Contracts	25
4.20 Powers of Attorney	25
4.21 Insurance	25
4.22 Product Warranty	26
4.23 Product Liability	26
4.24 Litigation	26
4.25 Employees	26
4.26 Guaranties	27
4.27 Environmental, Health, and Safety Matters	27
4.28 Brokers’ Fees	27
4.29 Disclaimer of other Representations and Warranties	27

5. COVENANTS	27
5.1 General	27
5.2 Consents and Approvals	27
5.3 Operation of Business	28
5.4 Full Access	28
5.5 Updates of Disclosure Schedules	29
5.6 Updated Target Financial Statements	29
5.7 Exclusivity	29
5.8 Stock Purchase Agreement	29
5.9 Additional Investment in Buyer	30
5.10 “Go Shop” Rights	30

6. CONDITIONS TO OBLIGATION TO CLOSE	30
6.1 Conditions to Obligation of the Buyer and the Transitory Subsidiary	30
6.2 Conditions to Obligation of the Target	31

7. INDEMNIFICATION	33
7.1 Indemnification	33
7.2 Indemnity Procedure	33
7.3 Insurance	33

8. TERMINATION	33
8.1 Termination of Agreement	33
8.2 Effect of Termination	34

9. MISCELLANEOUS	34
9.1 Press Releases and Public Announcements	34
9.2 No Third-Party Beneficiaries	34
9.3 Entire Agreement	34
9.4 Amendments and Waivers	34
9.5 Succession and Assignment	34
9.6 Notices	35
9.7 Governing Law	35
9.8 Severability	35
9.9 Expenses	36
9.10 Construction	36
9.11 Separate Counsel	36
9.12 Counterparts	36

Schedule 1 – Schedule of Buyer Securities to be issued in the Merger
Target Disclosure Schedule
Buyer Disclosure Schedule

MERGER AGREEMENT
This Merger Agreement (the “Agreement”) is entered into as of May 21, 2010, by and among HealthSport, Inc., a Delaware corporation (the “Buyer”), HealthSport Subsidiary, LLC, a Nevada limited liability company that is a wholly-owned Subsidiary of the Buyer (the “Transitory Subsidiary”), and Supplemental Manufacturing & Ingredients, LLC, an Arizona limited liability company (the “Target”). The Buyer, the Transitory Subsidiary, and the Target are referred to collectively herein as the “Parties.”
A. Target is engaged in the development, manufacture and sale of organic and other health related nutritional supplements with an emphasis on Certified Organic products.
B. Buyer is a publicly traded company engaged in the development and manufacture of proprietary, oral thin film products for the delivery of nutritional supplements and pharmaceuticals.
C. Transitory Subsidiary has been formed to merge with and into the Target pursuant to a non-taxable reorganization under Section 368(a) (1) (A) of the Internal Revenue Code of 1986, as amended (“Code”), and specifically as a reverse triangular merger as authorized by Section 368(a) (2) (E) of the Code whereby the common stock of the Buyer shall be used as consideration for the transaction (a “368 Reorganization”).
Now, therefore, in consideration of the foregoing premises and the mutual covenants contained herein made, and intending to be legally bound, the Parties agree as follows:
1. DEFINITIONS.
“Affiliate” has the meaning set forth in Rule 12b-2 of the regulations promulgated under the Securities Exchange Act.
“Articles of Merger” has the meaning set forth in Section 2.3 below.
“Audited Statements” has the meaning set forth in Section 3.5 below.
“Buyer” has the meaning set forth in the preface above.
“Buyer Options” means any options to purchase Common Stock issued by Buyer.
“Buyer Preferred Shares” means any shares of Preferred Stock, of any series, issued by Buyer.
“Buyer Securities” means all Buyer Options, Buyer Preferred Shares, Buyer Shares, and Buyer Warrants.
“Buyer Special Meeting” has the meaning set forth in Section 5.3(d) below.
“Buyer Shares” means any shares of Common Stock, $.0001 par value per share, issued by Buyer.
“Buyer Warrants” means any warrants to purchase Preferred or Common Stock issued by the Buyer.
“Closing” has the meaning set forth in Section 2.2 below.
“Closing Date” has the meaning set forth in Section 2.2 below.
“Code” has the meaning set forth in preambles above.

“Confidential Information” means any information concerning the businesses and affairs of the Buyer or the Target that is not already generally available to the public.
“Consent” means any approval, consent, ratification, waiver, or other authorization (including any Governmental Authorization).
“Contract” means any means any written or oral legally binding contract, agreement, instrument, commitment or undertaking of any nature, whether express or implied, (including leases, licenses, mortgages, notes, guarantees, sublicenses, subcontracts, letters of intent and purchase orders) as of the date of this Agreement or as may hereafter be in effect through the Closing Date.
“Derivative Securities” shall mean those securities as defined in Section 3.2 below.
“Disclosure Schedule” has the meaning set forth in Section 3 below.
“Effective Time” has the meaning set forth in Section 2.4(a) below.
“Encumbrance” means any charge, claim, community property interest, condition, equitable interest, lien, option, pledge, Security Interest, right of first refusal, or restriction of any kind, (including, without limitation, environmental, mechanics’ and Tax liens and any other lien or charge arising by law), charges, encumbrances, adverse claims, preferential arrangements or restrictions of any kind, including, without limitation, (a) any restrictions on the use, voting, transfer, receipt of income or other exercise of any attributes of ownership, and (b) any conditional sales or other title retention agreements, any leases in the nature thereof and the filing of or agreement to give any financing statement under the Uniform Commercial Code or similar statute of any jurisdiction.
“Environmental, Health, and Safety Requirements” means all Laws concerning public health and safety, worker health and safety, and pollution or protection of the environment, including without limitation all those relating to the presence, use, production, generation, handling, transportation, treatment, storage, disposal, distribution, labeling, testing, processing, discharge, release, threatened release, control, or cleanup of any hazardous materials, substances or wastes, chemical substances or mixtures, pesticides, pollutants, contaminants, toxic chemicals, petroleum products or byproducts, asbestos, polychlorinated biphenyls, noise or radiation.
“ERISA” means the Employee Retirement Income Security Act of 1974 or any successor law, and regulations and rules issued pursuant to that Act or any successor law.
“GAAP” means United States generally accepted accounting principles as in effect from time to time.
“Governmental Authorization” means any approval, consent, license, permit, waiver, or other authorization issued, granted, given, or otherwise made available by or under the authority of any Governmental Body or pursuant to any Legal Requirement.
“Governmental Body” means any:
(a) nation, state, county, city, town, village, district, or other jurisdiction of any nature;
(b) federal, state, local, municipal, foreign, or other government;
(c) governmental or quasi-governmental authority of any nature (including any governmental agency, branch, department, official, or entity and any court or other tribunal);
(d) multi-national organization or body; or
(e) body exercising, or entitled to exercise, any administrative, executive, judicial, legislative, police, regulatory, or taxing authority or power of any nature.

“Intellectual Property” means any and all worldwide intellectual property rights and all rights associated therewith, including all patents and applications therefore and all reissues, divisions, renewals, extensions, provisionals, continuations and continuations-in-part thereof, all inventions (whether patentable or not), invention disclosures, improvements, trade secrets, proprietary information, know how, technology, technical data, proprietary processes and formulae, algorithms, specifications, customer lists and supplier lists, all industrial designs and any registrations and applications therefor, all trade names, logos, common law trademarks and service marks, trademark and service mark registrations and applications therefor, Internet domain names, Internet and World Wide Web URLs or addresses, all copyrights, copyright registrations and applications therefor, and all other rights corresponding thereto, all mask works, mask work registrations and applications therefor, and any equivalent or similar rights in semiconductor masks, layouts, architectures or topology, all computer software, including all source code, object code, firmware, development tools, files, records and data, all schematics, netlists, test methodologies, test vectors, emulation and simulation tools and reports, hardware development tools, and all rights in prototypes, breadboards and other devices, all databases and data collections and all rights therein, all moral and economic rights of authors and inventors, however denominated, and any similar or equivalent rights to any of the foregoing, and all tangible embodiments of the foregoing.
“Knowledge” means an individual shall be deemed to have “Knowledge” of a particular fact or other matter if (i) such individual is actually aware of such fact or other matter, or (ii) a prudent individual could be expected to discover or otherwise become aware of such fact or other matter in the course of conducting a reasonably comprehensive investigation concerning the existence of such fact or other matter; provided, however that the Knowledge of the Buyer shall be deemed to mean the Knowledge of the following: Robert S. Davidson, Thomas Beckett. Matthew Burns, Daniel Kelly and Mark Udell, and the Knowledge of the Target shall be deemed to mean the Knowledge of Kevin Tehari, Rick Gean and Ferrel Raskin.
“Legal Requirement” means any federal, state, local, municipal, foreign, international, multinational, or other administrative order, constitution, law, ordinance, principle of common law, regulation, statute, or treaty.
“Material Adverse Effect” shall mean, with respect to either Party any change or effect that is or would reasonably be expected to be materially adverse or unfavorable to the business or the operations, assets, properties, liabilities, earnings or results of operations, or the business condition (financial or otherwise), of the Party and its respective Subsidiaries, taken as a whole, or would, individually or in the aggregate, reasonably be expected to materially delay the performance of the Party in the consummation of the Merger, provided, however, that a Material Adverse Effect shall not be deemed to have occurred upon any change or effect related to the happening of (i) changes generally affecting companies in the industry or markets in which the Party operates (except to the extent such changes disproportionately have a greater impact on the Party and its subsidiaries, taken as a whole), (ii) changes in national or international political conditions, including acts of war, armed hostilities or acts of terrorism (except to the extent such changes disproportionately have a greater impact on the Party and its subsidiaries, taken as a whole) or (iii) changes in U.S. or global capital or financial markets (except to the extent such changes disproportionately have a greater impact on the Party and its subsidiaries, taken as a whole).
“Merger” has the meaning set forth in Section 2.1 below.
“Merger Consideration” has the meaning set forth in Section 2.4(e) below.
“Most Recent Fiscal Quarter End” has the meaning set forth in Section 4.9 below.

“Order” means any award, decision, injunction, judgment, order, ruling, subpoena, or verdict entered, issued, made, or rendered by any court, administrative agency, or other Governmental Body or by any arbitrator.
“Ordinary Course of Business” means an action taken by a Person will be deemed to have been taken in the “Ordinary Course of Business” only if:
(a) such action is consistent with the past practices of such Person and is taken in the ordinary course of the normal day-to-day operations of such Person;
(b) such action is not required to be authorized by the board of directors of such Person (or by any Person or group of Persons exercising similar authority); and
(c) such action is similar in nature and magnitude to actions customarily taken, without any authorization by the board of directors (or by any Person or group of Persons exercising similar authority), in the ordinary course of the normal day-to-day operations of other Persons that are in the same line of business as such Person.
“Organizational Documents” shall mean (a) the articles or certificate of incorporation and the bylaws of a corporation; (b) the partnership agreement and any statement of partnership of a general partnership; (c) the limited partnership agreement and the certificate of limited partnership of a limited partnership; (d) the articles of organization and operating agreement of a limited liability company; (e) any charter or similar document adopted or filed in connection with the creation, formation, or organization of a Person; and (f) any amendment to any of the foregoing.
“Party” has the meaning set forth in the preface above.
“Person” means an individual, a partnership, a corporation, an association, a joint stock company, a trust, a joint venture, an unincorporated organization, or a governmental entity (or any department, agency, or political subdivision thereof).
“Proceeding” means any action, arbitration, audit, hearing, investigation, litigation, or suit (whether civil, criminal, administrative, investigative, or informal) commenced, brought, conducted, or heard by or before, or otherwise involving, any Governmental Body, or arbitrator.
“Related Person” means, with respect to a particular individual:
(d) each other member of such individual’s Family;
(e) any Person that is directly or indirectly controlled by such individual or one or more members of such individual’s Family;
(f) any Person in which such individual or members of such individual’s Family hold (individually or in the aggregate) a Material Interest; and
(g) any Person with respect to which such individual or one or more members of such individual’s Family serves as a director, officer, partner, executor, or trustee (or in a similar capacity).
With respect to a specified Person other than an individual:
(h) any Person that directly or indirectly controls, is directly or indirectly controlled by, or is directly or indirectly under common control with such specified Person;
(i) any Person that holds a Material Interest in such specified Person;

(j) each Person that serves as a director, officer, partner, executor, or trustee of such specified Person (or in a similar capacity);
(k) any Person in which such specified Person holds a Material Interest;
(l) any Person with respect to which such specified Person serves as a general partner or a trustee (or in a similar capacity); and
(m) any Related Person of any individual described in clause (b) or (c).
For purposes of this definition, (a) the “Family” of an individual includes (i) the individual, (ii) the individual’s spouse and former spouses, (iii) any other natural person who is related to the individual or the individual’s spouse within the second degree, and (iv) any other natural person who resides with such individual, and (b) “Material Interest” means direct or indirect beneficial ownership (as defined in Rule 13d-3 under the Securities Exchange Act of 1934) of voting securities or other voting interests representing at least 5% of the outstanding voting power of a Person or equity securities or other equity interests representing at least 5% of the outstanding equity securities or equity interests in a Person.
“SEC” means the Securities and Exchange Commission.
“SEC Documents” has the meaning set forth in Section 4.10 below.
“Securities Act” means the Securities Act of 1933, as amended.
“Securities Exchange Act” means the Securities Exchange Act of 1934, as amended.
“Security Interest” means any mortgage, pledge, lien, encumbrance, charge, or other security interest, other than (a) mechanic’s, materialman’s, and similar liens, (b) liens for taxes not yet due and payable or for taxes that the taxpayer is contesting in good faith through appropriate proceedings, (c) purchase money liens and liens securing rental payments under capital lease arrangements, and (d) other liens arising in the Ordinary Course of Business and not incurred in connection with the borrowing of money.
“Subsidiary” means any corporation or other legal entity with respect to which a specified Person (or a Subsidiary thereof) owns a majority of the common stock, membership interests or other equity or has the power to vote or direct the voting of sufficient securities to elect a majority of the directors, managers or other management.
“Surviving Company” has the meaning set forth in Section 2.1 below.
“Target” has the meaning set forth in the preface above.
“Target Financial Statements” has the meaning set forth in Section 3.7 below.
“Target Securities” means all Membership Interests or other equity rights of Target.
“Target Securityholder” means any Person who or which holds any Target Securities.
“Tax Return” means any return (including any information return), report, statement, schedule, notice, form, or other document or information filed with or submitted to, or required to be filed with or submitted to, any Governmental Body in connection with the determination, assessment, collection, or payment of any tax or in connection with the administration, implementation, or enforcement of or compliance with any Legal Requirement relating to any tax.
“Threatened” means that a claim, Proceeding, dispute, action, or other matter will be deemed to have been “Threatened” if any demand or statement has been made (in writing) or any notice has been given (in writing), or if any other event has occurred or any other circumstances exist, that would lead a prudent Person to conclude that such a claim, Proceeding, dispute, action, or other matter is likely to be asserted, commenced, taken, or otherwise pursued in the future.

“Transitory Subsidiary” has the meaning set forth in the preface above.
“Update” has the meaning set forth in Section 5.4 below.
“Updated Target Financial Statements” has the meaning set forth in Section 5.5 below.
2. BASIC TRANSACTION.
2.1 The Merger.
On and subject to the terms and conditions of this Agreement, the Target will merge with and into the Transitory Subsidiary (the “Merger”) at the Effective Time. The Target shall be the limited liability company surviving the Merger (the “Surviving Company”) and shall be a wholly-owned subsidiary of Buyer.
2.2 The Closing.
The closing of the transactions contemplated by this Agreement (the “Closing”) shall take place at the offices of Keller Rohrback, PLC in Phoenix, Arizona, commencing at 10:00 a.m. local time on the second business day following the satisfaction or waiver of all conditions to the obligations of the Parties to consummate the transactions contemplated hereby (other than conditions with respect to actions the respective Parties will take at the Closing itself) or such other date as the Parties may mutually determine (the “Closing Date”).
2.3 Actions at the Closing.
At the Closing, (i) the Target will deliver to the Buyer and the Transitory Subsidiary the various certificates, instruments, and documents referred to in Section 6.1 below, (ii) the Buyer and the Transitory Subsidiary will deliver to the Target the various certificates, instruments, and documents referred to in Section 6.2 below, (iii) the Target and the Transitory Subsidiary will file with the Secretaries of State of the States of Arizona and Nevada Articles of Merger (the “Articles of Merger”), (iv) the Buyer will cause the Buyer Securities to be issued to the Target Securityholders in the amounts set forth on Schedule 1, and (v) the Target Securityholders shall deliver to the Buyer all certificates evidencing ownership of the Target Securities, if any, together with a duly endorsed assignment of interest sufficient to transfer title to the Buyer.
2.4 Effect of Merger.
(a) General. The Merger shall become effective at the time that the Articles of Merger are filed with the Secretaries of States of the States of Arizona and Nevada (the “Effective Time”). The Merger shall have the effects set forth in the Arizona Limited Liability Company Act, as amended, and Nevada Revised Statutes, as amended (the “Act”). The Surviving Company may, at any time after the Effective Time, take any action (including executing and delivering any document) in the name and on behalf of either the Target or the Transitory Subsidiary in order to carry out and effectuate the transactions contemplated by this Agreement.
(b) Articles of Organization. Unless otherwise determined by Buyer prior to the Effective Time, the Articles of Organization of the Transitory Subsidiary shall be the Articles of Organization of the Surviving Company until thereafter amended as provided by law and such Articles of Organization. Concurrent with the Merger, the name of the Transitory Subsidiary shall be changed to “Supplemental Manufacturing & Ingredients, LLC.”

(c) Operating Agreement. The Operating Agreement of the Transitory Subsidiary, as in effect immediately prior to the Effective Time, shall be the Operating Agreement of the Surviving Company until thereafter amended.
(d) Managers and Directors. The managers and officers of the Target immediately before the Effective Time shall be the managers and officers of the Surviving Company.
(e) Effect on Target Securities. At and as of the Effective Time, pursuant to the Articles of Merger each Target Security shall be converted into the right to receive the number of Buyer Securities as set forth on Schedule 1 (the “Merger Consideration”). No Target Security shall be deemed to be outstanding or to have any rights other than the right to receive the Merger Consideration after the Effective Time.
(f) Effect on Capital Stock of the Transitory Subsidiary. At and as of the Effective Time, one hundred percent (100%) of the membership interests of the Transitory Subsidiary shall remain outstanding and shall represent one hundred percent (100%) of the membership interests of the Surviving Company.
2.5 Closing of Transfer Records.
After the close of business on the Closing Date, transfers of Target Securities outstanding prior to the Effective Time shall not be made on the membership interest transfer books of the Surviving Company.
3. REPRESENTATIONS AND WARRANTIES OF THE TARGET.
The Target represents and warrants to Buyer and the Transitory Subsidiary that the statements contained in this Section 3 are correct and complete as of the date of this Agreement and will be correct and complete as of the Closing Date (as though made then and as though the Closing Date were substituted for the date of this Agreement throughout this Section 3), except as set forth in the Disclosure Schedule accompanying this Agreement and initialed by the Parties (the “Target Disclosure Schedule”). An initial draft of the Target Disclosure Schedule shall be provided to Buyer as soon as reasonable after the execution hereof and the same shall be updated pursuant to Section 5.5 below as necessary or appropriate up through the Closing Date, with Target submitting the final Disclosure Schedule at least two (2) days prior to the Closing Date. The disclosures contained in the Target Disclosure Schedule, if accepted hereunder, shall be deemed to qualify and amend the representations and warranties made in this Section 3 regardless whether a subsection of this Section 3 expressly references the particular Schedule of the Target Disclosure Schedule.
3.1 Organization of the Target.
The Target is a limited liability company duly organized, validly existing, and in good standing under the laws of the jurisdiction of its organization and has the requisite corporate power and authority to own, lease or use the properties and assets it purports to own, lease or use, to perform its obligations under its Contracts including this Agreement and the agreements referenced herein or contemplated hereby and to carry on its business as it is now being conducted. Schedule 3.1 of the Target Disclosure Schedule sets forth all jurisdictions in which the Target is qualified as a foreign business. Schedule 3.1 of the Target Disclosure Schedule includes the Target’s current Articles of Organization and Operating Agreement, along with any amendments.

3.2 Subsidiaries.
The Target has no Subsidiaries or Affiliate entities except as described on Schedule 3.2 of the Target Disclosure Schedule.
3.3 Authorization of Transaction.
The Target has full power and authority to execute and deliver this Agreement and to perform its obligations hereunder. The execution and delivery of this Agreement by the Target and the consummation by the Target of the transactions contemplated hereby have been duly authorized by all necessary corporate or other actions under applicable Legal Requirements on the part of the Target. This Agreement has been duly executed and delivered by the Target and (assuming the valid authorization, execution and delivery of this Agreement by the Buyer, and binding effect of this Agreement on the Buyer) constitutes the legal, valid and binding obligation of Target, enforceable against the Target in accordance with its terms
3.4 Noncontravention.
The execution and delivery of this Agreement by the Target does not, and the consummation of the transactions contemplated hereby will not, conflict with, or result in any violation of, or default under (with or without notice or lapse of time, or both), or give rise to a right of termination, cancellation or acceleration of any material obligation or loss of a material benefit under (i) the Organizational Documents of the Target (ii) any resolution adopted by the Board of Directors or Members of the Target (iii) any Contract to which the Target is a party or (iv) any applicable Legal Requirement to which the Target may be subject. No consents, waivers or approvals of or notices to parties to any Contracts are required thereunder in connection with the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby, except as set forth in Schedule 3.4 of the Target Disclosure Schedule without regard to any other matter set forth elsewhere in the Target Disclosure Schedule. No consent, approval, order or authorization of, or registration, declaration or filing with, any Governmental Body, is required by or with respect to the Target in connection with the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby.
3.5 The Interests.
The Target Securities to be delivered to Buyer at Closing pursuant to Section 2 have been duly authorized and are validly issued, fully paid, and non-assessable. At the Closing, the Target Securities will represent one hundred percent (100%) of the Target’s total outstanding securities, whether voting or non-voting. At the Closing, there will be no outstanding or authorized options, warrants, purchase rights, subscription rights, conversion rights, exchange rights or contracts or commitments that could require the Target to issue, sell, or otherwise cause to become outstanding any of its membership units, and there are no outstanding authorized stock appreciation, phantom stock, profit participation, or similar rights with respect to the Target. At the Closing, Schedule 1 will accurately set forth the name and address of each Person that is the registered owner of any Target Securities, and the number and class of such Target Securities, and the number of such shares set forth as being so owned by such Person constitutes the entire interest of such person in the issued and outstanding capital stock or voting securities of the Target. Each Target Securityholder holds of record and owns beneficially the Target Securities set forth on Schedule 1, free and clear of any restrictions on transfer (other than any restrictions under the Securities Act and state securities laws), taxes, Encumbrances, options, warrants, purchase rights, Contracts, commitments, equities, claims, and demands. No Target Securityholder is a party to any option, warrant, purchase right, or other Contract or commitment that could require such Target Securityholder to sell, transfer, or otherwise dispose of Target Securities (other than this Agreement). No Target Securityholder is a party to any voting trust, proxy, or other agreement or understanding with respect to the Target Securities, except the Target Operating Agreement.

3.6 Title to Assets.
The Target owns, leases, or possesses all of the properties and assets necessary and sufficient to conduct the operations of their business in the Ordinary Course of Business and which are necessary for the continued operation of their business as it is presently conducted. The Target has good and marketable title to all of its tangible assets, and owns all of its assets free and clear of any Encumbrance, except those set forth on Schedule 3.6 of the Target Disclosure Schedule, or, with respect to leased properties and tangible assets, valid leasehold interests in such properties and tangible assets which afford the Target valid leasehold possession of the properties and tangible assets that are the subject of such leases, in each case, free and clear of all Encumbrances except for obligations not past due. The plant, property and equipment of the Target that are used in the operations of the Business (i) are in good operating condition and repair, (ii) have been regularly maintained according to manufacturers’ instructions or, if manufacturers’ instructions do not exist, according to generally accepted practices for such types of property and equipment, and (iii) are not obsolete, dangerous or in need of repair, renewal or replacement, except for repair, renewal or replacement in the Ordinary Course of Business. All properties used in the operations of the Target and each of its Subsidiaries are reflected on the Target Financial Statements to the extent required under GAAP to be so reflected.
3.7 Financial Statements.
Attached hereto as Schedule 3.7 of Target Disclosure Schedule are the following financial statements for the Target: (i) audited financial statements for the fiscal years ended December 31, 2008 and December 31, 2007, including a balance sheet, income statement and changes in member’s equity and cash flows and all footnotes thereto and accountants report thereon, and (ii) unaudited financial statements for the nine-month period ended September 30, 2009 (collectively, and as updated by the Updated Target Financial Statements, the “Target Financial Statements”). Except as may otherwise be indicated, the Target’s Financial Statements have been prepared in accordance with GAAP applied on a consistent basis throughout the periods covered thereby, present fairly the financial condition of the Target as of such dates and the results of operations of the Target for such periods.
3.8 No Undisclosed Liabilities.
The Target has no outstanding liability (whether known or unknown, whether asserted or unasserted, whether absolute or contingent, whether accrued or unaccrued, whether liquidated or unliquidated, and whether due or to become due, including any liability for taxes), except for (i) liabilities fully reserved or reflected on the Target Financial Statements; (ii) liabilities which have arisen since the date of the most recent balance sheet in the Target Financial Statements in the Ordinary Course of Business; and (iii) liabilities that are specifically disclosed in Schedule 3.8 of the Target Disclosure Schedule. The Target is not a guarantor or otherwise liable for any liability (including indebtedness) of any other Person. The Target does not have any off balance sheet financings or arrangements.
3.9 No Material Adverse Change.
Except as set forth in Schedule 3.9 of the Target Disclosure Schedule, since the date of the most recent balance sheet contained in the Target Financial Statements, the Target has conducted its business only in the Ordinary Course of Business and:
(a) the Target has not incurred any material liability (indirect, direct or contingent), or entered into any oral or written agreement or other transaction, that is not in the Ordinary Course of Business;
(b) the Target has not sustained any material loss or interference with its business or properties from fire, flood, windstorm, accident or other calamity (whether or not covered by insurance);

(c) there has not been, (i) any change by the Target in its accounting methods, principles or practices, (ii) any revaluation by the Target of any asset (including, without limitation, any writing down of the value of inventory or writing off of notes or accounts receivable), other than in the Ordinary Course of Business, and (iii) any entry by the Target into any commitment or transaction material to the Target, including the acquisition, sale or transfer of any assets of the Target, except in the Ordinary Course of Business;
(d) there has not been material change in the manner in which the Target extends discounts, credits or warranties to customers or otherwise deals with its customers;
(e) there has not been any granting by the Target to any executive officer or other key employee of the Target of any increase in compensation, except in the Ordinary Course of Business, (i) any granting by the Target to any such executive officer or other key employee of any increase in retention, severance, termination, or similar arrangements or agreements in effect as of the date of the most recent Target Financial Statements, (ii) any change in title, office or position, or material reduction in the responsibilities of, or change in identity with respect to the management, supervisory or other key personnel of the Target, any termination of employment of any such employees, or any labor dispute or claim of unfair labor practices involving the Target, or (iii) any entry by the Target into any employment, severance, retention, termination, similar arrangement or agreement with any such executive officer or other key employee except in the Ordinary Course of Business;
(f) the Target has not has incurred, created or assumed any Encumbrance on any of its assets or properties, any liability for borrowed money or any material liability as guarantor or surety with respect to the obligations of any other Person;
(g) there has not occurred any amendment or change to the Organizational Documents of the Target;
(h) the Target has not sold, disposed of, transferred or licensed to any Person any rights to any Target Intellectual Property or acquired or licensed from any Person any Intellectual Property other than in the Ordinary Course of Business;
(i) the Target has not incurred any liability to its Affiliates or Target Securityholders (other than liabilities to pay compensation or benefits in connection with services rendered in the Ordinary Course of Business);
(j) the Target has not declared, paid or made or set aside for payment or making, any dividend draw or other distribution in respect of its capital stock or other securities or directly or indirectly redeemed, purchased or otherwise acquired any of its capital stock or other securities; and
(k) the Target has not agreed, whether in writing or otherwise, to take any action described in this Section 3.9.
3.10 Books and Records.
The books and records of the Target, in all material respects, (i) have been maintained in accordance with good business practices on a basis consistent with prior years, (ii) state in reasonable detail the material transactions and dispositions of the assets of the Target and (iii) accurately and fairly reflect the basis for the Target Financial Statements. The Target has established and maintains a system of internal accounting controls sufficient to provide reasonable assurances given the size and stage of development of the Target as a non-public entity (i) that transactions, receipts and expenditures of the Target are being executed and made only in accordance with appropriate authorizations of management of the Target, (ii) that transactions are recorded as necessary (A) to permit preparation of financial statements in conformity with GAAP and (B) to maintain accountability for assets, (iii) regarding prevention or timely detection of unauthorized acquisition, use or disposition of the assets of the Target, and (iv) that the amount recorded for assets on the books and records of the Target is compared with the existing assets at regular intervals and appropriate action is taken with respect to any differences. Neither the Target, nor the Target’s independent auditors, nor any current or former employee, consultant or director of the Target, has identified or been made aware of any fraud, whether or not material, that involves Target’s, management or other current or former employees, consultants, managers of the Target, who have a role in the preparation of financial statements or the internal accounting controls utilized by the Target, or any claim or allegation regarding any of the foregoing. Neither the Target, nor the Target’s independent auditors, nor to the Target’s Knowledge, any manager, officer or employee of the Target has received or otherwise had or obtained Knowledge of any material complaint, allegation, assertion or claim, whether written or oral, in each case, regarding deficient accounting or auditing practices, procedures, methodologies or methods of the Target or their respective internal accounting controls or any material inaccuracy in the Target Financial Statements.
3.11 Legal Compliance.
The Target has complied with all applicable Laws (including injunctions, judgments, orders, decrees, rulings, and charges thereunder) of federal, state, local, and foreign governments (and all agencies thereof), and no action, suit, proceeding, hearing, investigation, charge, complaint, claim, demand, or notice has been filed or commenced against any of them alleging any failure so to comply, except where the failure to comply would not have a Material Adverse Effect on the Target. The Target has obtained, and complied in all material respects with, all material Governmental Authorizations from any Governmental Body for the products sold or services provided by the Target. The Target has not received any written notice or other written communication from any Governmental Body regarding (i) any actual or possible material violation of law or any permit or any material failure to comply with any term or requirement of any permit or (ii) any actual or possible revocation, withdrawal, suspension, cancellation, termination or modification of any material permit. To the Knowledge of the Target, all Target permits are in full force and effect, and no Company Permit will be terminated or impaired, or will become terminable, in whole or in part, as a result of the consummation of the transactions contemplated by this Agreement.
3.12 Tax Matters.
(a) The Target has filed (or has caused to be filed on its behalf) on a timely basis all Tax Returns they are required to have filed. All such Tax Returns are correct and complete in all respects. The Target has not requested or obtained any extension of time within which to file any Tax Return, which Tax Return has not since been filed.
(b) All Taxes required to have been paid by the Target (whether or not shown on any Tax Return) have been paid and to the Knowledge of the Target, there has been no late payment of Tax with respect to which any penalty or interest is potentially assessable but which has not yet been assessed against the Target. The Target does not have any Liability for taxes not yet required to have been paid, other than liabilities for taxes reflected on the Target Financial Statements, or incurred in the Ordinary Course of Business since the date of the most recent balance sheet of the Target Financial Statements.
(c) There is no audit or other proceeding presently pending or threatened, of which the Target has received notice in writing or, to the Target’s Knowledge, in any other manner, with regard to any Tax Return of the Target. To the Target’s Knowledge, there are no existing circumstances which reasonably may be expected to result in the assertion of any claim for taxes against the Target by any taxing authority or Governmental Body with respect to any taxable period for which Tax Returns are required to have been filed or Tax is required to have been paid. No issue has been raised, in writing or, to the Target’s Knowledge, in any other manner, by any Governmental Body with respect to Taxes of the Target in any prior Tax audit or examination which, by application of the same or similar principles, could reasonably be expected to result in assertion of a tax underpayment for any other taxable period of the Target. The Target has not waived any statute of limitations or agreed to any extension of time that has continuing effect with respect to assessment or collection of any tax for which the Target may be held liable. There is not currently in effect any power of attorney authorizing any Person to act on behalf of the Target, or receive information relating to the Target, with respect to any tax matter (other than authorizations included as in integral part of Tax Returns previously filed by the Target).

(d) The Target has complied in all respects with all applicable Legal Requirements relating to withholding taxes and tax information reporting, and has, within the time and manner prescribed by applicable Legal Requirements, withheld from employee wages and other payments and paid over to the proper Governmental Body all amounts required to have been so withheld and paid. All individuals who have provided services to the Target and have been classified as independent contractors for the purposes of Tax withholding laws and laws applicable to employee benefits were properly so classified. The records of the Target contain all information and documents necessary to comply in all material respects with applicable tax information reporting and tax withholding requirements under applicable Legal Requirements and such records identify with specificity all accounts subject to backup withholding under Section 3406 of the Code. The Target has complied in all material respects with all sales tax resale certificate exemption requirements for transactions for which the Target has either claimed such an exemption or not collected sales tax from another Person in reliance on a purchase for resale exemption.
(e) Within the meaning of Section 280G of the Code and without regard to Sections 280G(b)(4)(A) and 280G(b)(5), the Target has not made any payments, is obligated to make any payments, or is a party to any Contract, plan or arrangement that could require it to make payments to any Person that would be, individually or taking into account other payments, a parachute payment as a result of any event connected with the acquisition of the Target by Buyer or any other transaction contemplated by this Agreement, the Target is not a party to any Contract that will have continuing effect after the Closing Date that under certain circumstances could require any payment (or be deemed to give rise to any payment) that would be a parachute payment.
(f) The Target is not and have never been a party to any tax allocation, tax sharing or similar agreement or arrangement under which the Target may be, at any time after the Closing Date, held liable to another Person (including any agreement by which the Target has agreed to indemnify any other Person or to allocate tax liabilities computed on a consolidated, combined, unitary or similar basis among entities).
(g) The Target is not and never has been a member of an affiliated group (within the meaning of Section 1504(a) of the Code) or similar group of entities with which it joined, or was or may be required to join, for any taxable period in making a consolidated federal income Tax Return or other Tax Return in which Tax Liability was or would be computed on a consolidated, combined, unitary or similar basis, except as otherwise indicated in its filed Tax Returns. The Target does not have and has not had a relationship to any other Person which would cause it to have Liability for Taxes of any other Person (other than as a payor required to effect Tax withholding from payments to another Person) payable by reason of Contract, assumption, transferee Liability, operation of Law, or Treasury Regulation Section 1.1502-6(a) (or any predecessor or successor thereof or any analogous or similar provision of Law).
(h) The Target has not taken any action other than in accordance with past practice that would have the effect of deferring a measure of tax from a taxable period (or portion thereof) ending on or before the Closing Date to a taxable period (or portion thereof) beginning after the Closing Date. The Target has no deferred income or tax liability arising out of any transaction except to the extent adequately reserved for in the Target Financial Statements or incurred in the Ordinary Course of Business since the date of the last balance sheet of the Target Financial Statements, including any (i) intercompany transaction (as defined in Treasury Regulations Section 1.1502-13), (ii) the disposition of any property in a transaction accounted for under the installment method pursuant to Section 453 of the Code, (iii) excess loss account (as defined in Treasury Regulations Section 1.1502-19), (iv) use of the long-term contract method of accounting, or (v) receipt of any prepaid amount on or before the Closing Date.

(i) The Target is not a party to any joint venture, partnership or other agreement or arrangement which is treated or required to be treated as a partnership for U.S. federal income Tax purposes, and does not owns any interest in an entity that either is treated or required to be treated as an entity disregarded as separate from its owner for U.S. federal Tax purposes, or is an entity as to which an election pursuant to Treasury Regulations Section 301.7701-3 has been made.
(j) All information included in Tax Returns filed by the Target which may be relevant to future tax obligations of the Target, such as basis in property and deduction and credit carryovers, is complete and accurate.
(k) The foregoing notwithstanding, the Target has those liabilities for unpaid taxes as may be set forth in the Target’s Financial Statements and those that may be set forth in Schedule 3.12 of the Target Disclosure Schedule.
3.13 Real Property.
The Target does not own any real property. Schedule 3.13 of the Target Disclosure Schedule lists all real property that is leased or subleased to the Target. The Company has delivered to Buyer a true and complete copy of each such lease document, and in the case of any oral lease, a written summary of the material terms of such lease. With respect to each parcel of leased Real Property: (i) such lease is legal, valid, binding, enforceable and in full force and effect; (ii) the transactions contemplated by this Agreement do not require the consent of any other party to such lease or the assignment thereof, will not result in a breach of or default under such lease, and will not otherwise cause such lease to cease to be legal, valid, binding, enforceable and in full force and effect on substantially the terms following the Closing Date; (iii) (iii) neither the Target, nor, to the Target’s Knowledge, any other party to the lease is in breach or default under such lease, and no event has occurred or circumstance exists which, with the delivery of notice, the passage of time or both, would constitute such a breach or default, or permit the termination, modification or acceleration of rent under such lease; (iv) to the Target’s Knowledge of the Target, such lease is not subject to any prime, ground or master lease, mortgage, deed of trust or other Encumbrance or interest which would entitle the interest holder to interfere with or disturb the Target’s rights under the lease while the Target is not in default under the lease; (vi) no security deposit or portion thereof deposited with respect to such lease has been applied in respect of a breach or default under such lease which has not been re-deposited in full; (vii) the Target does not owe, and will not owe in the future, any brokerage commissions or finder’s fees with respect to such lease; (viii) the other party to such lease is not an Affiliate of, and otherwise does not have any economic interest in, the Target; and (ix) the Target has not subleased, licensed or otherwise granted any Person the right to use or occupy such real property or any portion thereof.
3.14 Intellectual Property.
(a) Schedule 3.14 of the Target Disclosure Schedule identifies each pending or issued trademark, copyright or other intellectual property application, registration or patent owned by the Target, and identifies each license, agreement, or other permission that the Target has granted to any third party with respect to any of its Intellectual Property.

(b) The Target owns and has independently developed or acquired, or has the valid right or license to all Target Intellectual Property Rights. The Target has exclusive title to each item of Target Intellectual Property, free and clear of any Encumbrance. The Target has not granted any third party exclusive rights to or under any Target Intellectual Property or granted any third party the right to sublicense any Target Intellectual Property. There are no royalties, honoraria, fees or other payments payable by the Target to any Person (other than salaries and fees payable to employees, consultants and independent contractors not contingent on use of their work product) as a result of the ownership, use, possession, license-in, license-out, sale, marketing, advertising or disposition of any Target Intellectual Property.
(c) To the Target’s Knowledge, there is no unauthorized use, unauthorized disclosure, infringement or misappropriation of any Target Intellectual Property, by any third party, including any employee or former employee of the Target. During the last five years, the Target has not brought any action, suit or proceeding for infringement or misappropriation of any Intellectual Property or breach of any Target Intellectual Property.
(d) The Target has not received any written notice of any filed suit, action or proceeding which involves a claim of infringement or misappropriation of any third party Intellectual Property rights or which contests the validity or ownership of, or right of the Target to exercise any rights under Target Intellectual Property. The Target has not received any written communication that involves an offer to license or grant any other rights or immunities under any patents. Except as set forth on Schedule 3.14 of the Target Disclosure Schedule, to the Target’s Knowledge, the operation of the business currently conducted by the Target does not infringe or misappropriate third party Intellectual Property rights existing as of the Closing and the operation of the business does not constitute unfair competition or unfair trade practices.
(e) Except as set forth on Schedule 3.14 of the Target Disclosure Schedule, the Target has secured from all of its consultants, employees and independent contractors who independently or jointly contributed to the conception, reduction to practice, creation or development of any Target Intellectual Property unencumbered and unrestricted exclusive ownership of, all such third party’s Intellectual Property in such contribution that the Target does not already own by operation of law and such third party has not retained any rights or licenses with respect thereto. To the Target’s Knowledge, no current or former employee, consultant or independent contractor of the Target: (i) is in violation of any term or covenant of any Contract relating to employment, invention or patent disclosure, invention assignment, non-disclosure or non-competition or any other Contract with any other party by virtue of such employee’s, consultant’s or independent contractor’s being employed by, or performing services for, the Target or using trade secrets or proprietary information of others without permission; or (ii) has developed any technology, software or other copyrightable, patentable or otherwise proprietary work for the Target that is subject to any agreement under which such employee, consultant or independent contractor has assigned or otherwise granted to any third party any rights (including Intellectual Property rights) in or to such technology, software or other copyrightable, patentable or otherwise proprietary work.

3.15 Contracts.
Schedule 3.15 of the Target Disclosure Schedule lists all written contracts and other written or oral agreements to which the Target is a party the performance of which by the Target will involve consideration in excess of $50,000 paid by the Target or incurred or received by the Target in connection with services yet to be performed. The Target has delivered to Buyer a correct and complete copy of each contract or other agreement listed in Section 3.15 of the Target Disclosure Schedule (as amended to date). All Target Contracts are in written form. The Target has performed in all material respects all of the obligations required to be performed by it and is entitled to all benefits under, is not alleged in writing to be in breach or default in respect of, any Contract. Each of the Contracts is in full force and effect, enforceable against the parties thereto in accordance with their respective terms, subject only to the effect, if any, of applicable bankruptcy and other similar laws affecting the rights of creditors generally and rules of law governing specific performance, injunctive relief and other equitable remedies. There exists no breach, default or event of default with respect to the Target or to the Target’s Knowledge to any other contracting party, which, with the giving of notice, the lapse of time or the happening of any other event or condition, would reasonably be expected to (i) become a default or event of default under any Contract or (ii) give any third party the right to declare a default or exercise any remedy under any Contract, the right to a material rebate, chargeback, refund, credit, penalty or change in delivery schedule under any Contract, the right to accelerate the maturity or performance of any obligation of the Target under any Contract, or the right to cancel, terminate or modify any Contract. The Target has not received any written notice or other written communication regarding any actual or possible violation or breach of, default under, or intention to cancel or modify any Contract. True, correct and complete copies of all Contracts have been provided or made available to Buyer prior to the date hereof. There are presently no renegotiations of, or to the Knowledge of the Target attempts to renegotiate, or outstanding rights to renegotiate, any material amounts paid or payable to or by Target under current or completed Contracts with any Person having the contractual or statutory right to demand or require such renegotiation. There are no threatened cancellations of any Contract to which the Target is a party, and there are no material outstanding disputes thereunder. The Target has charged its customers in accordance with the Ordinary Course of Business.
3.16 Powers of Attorney.
There are no material outstanding powers of attorney executed on behalf of the Target.

3.17 Insurance.
Schedule 3.17 of the Target Disclosure Schedule lists all material insurance policies of the Target, including the name of the insurer, type of insurance or coverage, policy number, and the amount of coverage and any retention or deductible, and (ii) a schedule setting forth the aggregate claims and all individual claims in excess of $20,000 made under each such policy, bond or program (or any predecessor policy or program) since January 1, 2007. No notice of cancellation, termination, reduction in or denial of coverage or material premium increase, has been received by the Target with respect to any policy or bond listed in Schedule 3.17 of the Target Disclosure Schedule. All such policies and bonds remain in full force and effect, and Target has no Knowledge of any threatened cancellation, termination or reduction in or denial of coverage of, or material premium increase with respect to, any of such policies. There is no claim pending under any of such policies or bonds as to which coverage has been questioned, denied or disputed by the underwriters of such policies or bonds. All premiums due and payable under all such policies and bonds have been timely paid and the Target is otherwise in compliance with the terms of such policies and bonds and has not waived or amended any rights or protections thereunder.
3.18 Product Warranty.
Each product that the Target sells and has sold for the past five years has been in material conformity with all applicable contractual commitments and all express and implied warranties, and the Target does not have any pending, or to the Knowledge of the Target, threatened, liability for replacement, return or repair thereof or other damages in connection therewith, subject only to any applicable and adequate reserve(s) for product warranty claims as adjusted for the passage of time from the date hereof through the Closing Date in accordance with the past custom and practice of the Target. The standard terms and conditions of the Target relating to any product guaranty, warranty, and indemnity policies are set forth on Schedule 3.18 of the Target Disclosure Schedule and no Target product is subject to any guaranty, warranty, or other indemnity beyond the applicable standard terms. The Target is not under any liability for the return of any Target Products in the possession of any distributor, customer, sales agent, reseller, consignee or other Person except pursuant to the standard terms and conditions of the warranties set forth in Schedule 3.18 of the Target Disclosure Schedule.

3.19 Product Liability.
The Target does not have any pending, or to the Target’s Knowledge, Threatened, liability arising from or related to personal injury of, or property damage or economic loss to, individuals or property, as the case may be, as a result of the ownership, possession, or use (not including possession or use by employees or contractors of the Target) of any product manufactured, sold, leased, consigned or delivered by the Target.
3.20 Litigation.
Schedule 3.20 of the Target Disclosure Schedule sets forth each instance in which the Target (i) is subject to any outstanding injunction, judgment, order, decree, ruling, or charge or (ii) is a party in or, to the Knowledge of the Target, is threatened to be made a party to any Proceeding.
3.21 Employees.
Schedule 3.21 of the Target Disclosure Schedule sets forth a list of all written employment agreements to which the Target is a party. The Target does not maintain any compensation plans or arrangements that are subject to ERISA. The Target is not a party to or bound by any collective bargaining agreement. The Target is in material compliance with all applicable Legal Requirements which relate to employment practices, terms and conditions of employment, immigration, the appointment and functions of representative organizations and trade union organizations, collective bargaining, wages and hours and is not liable for any arrears of wages or any taxes or penalties for failure to comply with any of the foregoing. Neither the Target, nor any ERISA Affiliate has any liability under any welfare plan or agreement, within the meaning of Section 3(1) of ERISA, to provide health, life, disability insurance, deferred compensation or pension benefits after termination of employment to any employee or dependent other than as required by Section 4980B of the Code. None of the execution and delivery of this Agreement, the consummation of the transactions contemplated hereby or any termination of employment or service in connection therewith or subsequent thereto will, individually or together with the occurrence of some other event, (i) result in any payment (including severance, unemployment compensation, golden parachute, bonus or otherwise) becoming due to any Person, (ii) materially increase or otherwise enhance any benefits otherwise payable by the Target, (iii) result in the acceleration of the time of payment or vesting of any such benefits, except as required under Section 411(d)(3) of the Code, (iv) increase the amount of compensation due to any Person, or (v) result in the forgiveness in whole or in part of any outstanding loans made by the Target to any Person.
3.22 Guaranties.
The Target is not a guarantor or otherwise is responsible for any liability or obligation (including indebtedness) of any other Person.
3.23 Environmental, Health, and Safety Matters.
The Target is in compliance with Environmental, Health, and Safety Requirements, except for such noncompliance which would not have a Material Adverse Effect on the Target. There are no environmental assessments or audit reports or other similar studies or analyses in the possession of or available to the Target relating to any real property currently or formerly owned, leased or occupied by the Target. No written notices, administrative actions or suits are pending or threatened relating to an actual or alleged violation of any applicable Environmental, Health, and Safety Requirements by the Target. The Target is not a potentially responsible party under the federal Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended, the Solid Waste Disposal Act, as amended, or any analogous Environmental Laws arising out of events occurring prior to the date hereof. To the Target’s Knowledge, there have not been in the past, and are not now, any Hazardous Substances on, under or migrating to or from any of the Target’s facilities or properties.

3.24 Brokers’ Fees.
The Target has no liability or obligation to pay any fees or commissions to any broker, finder, or agent with respect to the transactions contemplated by this Agreement for which Buyer could become liable or obligated.
3.25 Disclaimer of other Representations and Warranties.
Except as expressly set forth in this Section 3, the Target makes no representation or warranty, express or implied, at law or in equity, in respect to any of the Target’s assets, liabilities or operations, including, without limitation, merchantability or fitness for any particular purpose of any of the Target’s assets; and any such other representations or warranties are hereby expressly disclaimed. Buyer hereby acknowledges and agrees that, except to the extent specifically set forth in this Section 3, Buyer is purchasing the Target on an “As-Is, Where-Is” basis.

4.	REPRESENTATIONS AND WARRANTIES OF THE BUYER AND THE TRANSITORY SUBSIDIARY.
The Buyer and the Transitory Subsidiary represent and warrant to the Target that the statements contained in this Section 4 are correct and complete as of the date of this Agreement and will be correct and complete (as though made then and as though the Closing Date were substituted for the date of this Agreement throughout this Section 4), except as otherwise disclosed in the SEC Documents or set forth in the Buyer Disclosure Schedule. An initial draft of the Buyer Disclosure Schedule shall be provided to Target as soon as reasonable after the execution hereof and the same shall be updated pursuant to Section 5.5 below as necessary or appropriate up through the Closing Date, with Buyer submitting the final Disclosure Schedule at least two (2) days prior to the Closing Date. The disclosures contained in the Buyer Disclosure Schedule, if accepted hereunder, shall be deemed to qualify and amend the representations and warranties made in this Section 4 regardless whether a subsection of this Section 4 expressly references the particular Schedule of the Buyer Disclosure Schedule.
4.1 Organization of the Buyer.
The Buyer is a corporation duly organized, validly existing, and in good standing under the laws of the jurisdiction of its incorporation and has the requisite corporate power and authority to own, lease or use the properties and assets it purports to own, lease or use, to perform its obligations under its Contracts including this Agreement and the agreements referenced herein or contemplated hereby and to carry on its business as it is now being conducted. The Transitory Subsidiary is a limited liability company duly organized, validly existing, and in good standing under the laws of the jurisdiction of its organization.
4.2 Subsidiaries.
The Buyer has no operating Subsidiaries or Affiliate entities except as described in the SEC Documents.
4.3 Authorization of Transaction.
Each of the Buyer and the Transitory Subsidiary has full power and authority to execute and deliver this Agreement and to perform its obligations hereunder. The execution and delivery of this Agreement by the Buyer and the Transitory Subsidiary and the consummation by them of the transactions contemplated hereby have been duly authorized by all necessary corporate or other actions under applicable Legal Requirements on the part of the Buyer and the Transitory Subsidiary, including without limitation the approval of the Merger by all of the Buyer’s directors who were not appointed by the Target. This Agreement has been duly executed and delivered by the Buyer and the Transitory Subsidiary and (assuming the valid authorization, execution and delivery of this Agreement by the Target, and binding effect of this Agreement on the Target) constitutes the legal, valid and binding obligation of Buyer, enforceable against the Buyer in accordance with its terms, except as may be limited by (i) applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting the rights of creditors generally, or (ii) principles or rules of law governing specific performance, injunctive relief or the availability of other equitable remedies.

4.4 Antitakeover Statutes and Rights Agreement; Dissenters Rights.
The provisions of Section 203 of the Delaware General Corporation Law do not apply to this Agreement, the Merger, or any of the transactions contemplated hereby and no other antitakeover or similar statute or regulation applies or purports to apply to any such transactions. No other “control share acquisition,” “fair price,” “moratorium” or other antitakeover laws or regulations enacted under U.S. state or federal laws apply to this Agreement, the Merger, or any of the transactions contemplated hereby. In addition, there are no available dissenters or appraisal rights for Buyer Security holders for the Merger or the transactions contemplated by this Agreement.
4.5 Noncontravention.
The execution and delivery of this Agreement by the Buyer and the Transitory Subsidiary does not, and the consummation of the transactions contemplated hereby will not, conflict with, or result in any violation of, or default under (with or without notice or lapse of time, or both), or give rise to a right of termination, cancellation or acceleration of any material obligation or loss of a material benefit under (i) the Organizational Documents of the Buyer or the Transitory Subsidiary (ii) any resolution adopted by the Board of Directors or Members of the Buyer or the Transitory Subsidiary (iii) any Contract to which the Buyer is a party or (iv) any applicable Legal Requirement to which the Buyer or the Transitory Subsidiary may be subject. No consents, waivers or approvals of or notices to parties to any Contracts are required thereunder in connection with the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby. No consent, approval, order or authorization of, or registration, declaration or filing with, any Governmental Body, is required by or with respect to the Buyer or the Transitory Subsidiary in connection with the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby.
4.6 Buyer’s Securities.
The entire authorized capital stock of the Buyer consists of 500,000,000 Buyer Shares, $.0001 par value per share, of which 86,249,384 Buyer Shares are issued and outstanding (excluding those shares pledged to Target that are to be returned to Buyer at Closing for cancellation in accordance with Section 5.8 of this Agreement) and none are held in treasury as of the date of execution of this Agreement; and (b) 2,000,000 shares of preferred stock, none of which is outstanding. All of the issued and outstanding Buyer Shares have been duly authorized and are validly issued, fully paid, and nonassessable. The Buyer Shares to be delivered at Closing pursuant to Section 2 have been duly authorized and are validly issued, fully paid, and non-assessable. Except as set forth on Schedule 4.6 of the Buyer Disclosure Schedule, there are no outstanding or authorized options, warrants, purchase rights, subscription rights, conversion rights, exchange rights or contracts or commitments that could require Buyer to issue, sell, or otherwise cause to become outstanding any of its capital stock, and there are no outstanding authorized stock appreciation, phantom stock, profit participation, or similar rights with respect to Buyer (collectively, “Buyer Derivative Securities”).
4.7 Title to Assets.
The Buyer owns, leases, or possesses all of the properties and assets necessary and sufficient to conduct the operations of their business in the Ordinary Course of Business and which are necessary for the continued operation of their business as it is presently conducted. The Buyer has good and marketable title to all of its tangible assets, and owns all of its assets free and clear of any Encumbrance, except with respect to leased properties and tangible assets, valid leasehold interests in such properties and tangible assets which afford the Buyer valid leasehold possession of the properties and tangible assets that are the subject of such leases, in each case, free and clear of all Encumbrances except for obligations not past due. The plant, property and equipment of the Buyer that are used in the operations of the Business (i) are in good operating condition and repair, (ii) have been regularly maintained according to manufacturers’ instructions or, if manufacturers’ instructions do not exist, according to generally accepted practices for such types of property and equipment, and (iii) are not obsolete, dangerous or in need of repair, renewal or replacement, except for repair, renewal or replacement in the Ordinary Course of Business. All properties used in the operations of the Buyer and each of its Subsidiaries are reflected on the Buyer Financial Statements to the extent required under GAAP to be so reflected.

4.8 Reporting Company Status.
Buyer files reports with the SEC pursuant to Section 12(g) of the Securities Exchange Act. The Buyer has a duly filed all material and documents required to be filed pursuant to all reporting obligations under either Section 13(a) or 12(g) of the Exchange Act and is current with all filings required to be made with the SEC.
4.9 No Injunctions.
Neither Buyer, nor any of its present officers or present directors have, during the past five (5) years, been the subject of any injunction, cease and desist order, assurance of discontinuance, suspension or restraining order, revocation or suspension of a license to practice a trade, occupation or profession, denial of an application to obtain or renew same, any stipulation or consent to desist from any act or practice, any disciplinary action by any court or administrative agency, nor has Buyer or any of its present officers or present directors knowingly violated any state or federal laws regulating the offering and sale of securities.
4.10 Filings with the SEC.
(a) Buyer has made available to Target through the SEC’s EDGAR database copies of (i) the Buyer’s annual report on Form 10-K for its fiscal year ended December 31, 2009, (ii) the Buyer’s quarterly reports on Form 10-Q for its fiscal quarter March 31, 2010, and (iii) all of its other reports, statements, schedules and registration statements (and all exhibits, attachments, schedules and appendixes filed with the foregoing) filed with the SEC (collectively, the “SEC Documents”). None of the Buyer’s Subsidiaries is subject to the periodic reporting requirements of the Securities Exchange Act or is otherwise required to file any forms, reports or registration statements with the SEC, any state or local securities regulatory agency.
(b) As of its filing date, each Buyer SEC Document complied, and each such Buyer SEC Document filed subsequent to the date hereof and prior to the Closing Date will comply, as to form in all material respects with the applicable requirements of the Securities Act and the Securities Exchange Act, as the case may be.
(c) As of its filing date (or, if amended or superseded by a filing prior to the date hereof, on the date of such filing), each Buyer SEC Document filed within the twelve months prior to the date of this Agreement, and each such Buyer SEC Document filed subsequent to the date hereof and prior to the Closing Date will not, contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading.
4.11 Financial Statements.
The SEC Documents include: (i) audited financial statements for the fiscal years ended December 31, 2009 and December 31, 2008, including a balance sheet, income statement and changes in member’s equity and cash flows and all footnotes thereto and accountants report thereon, and (ii) unaudited financial statements for the three-month period ended March 31, 2010 (collectively, the “Buyer Financial Statements”). The Buyer’s Financial Statements have been prepared in accordance with GAAP applied on a consistent basis throughout the periods covered thereby, present fairly the financial condition of the Buyer as of such dates and the results of operations of the Buyer for such periods.

4.12 No Undisclosed Liabilities.
The Buyer has no outstanding liability (whether known or unknown, whether asserted or unasserted, whether absolute or contingent, whether accrued or unaccrued, whether liquidated or unliquidated, and whether due or to become due, including any liability for taxes), except for (i) liabilities fully reserved or reflected on the Buyer Financial Statements; (ii) liabilities which have arisen since the date of the most recent balance sheet in the Buyer Financial Statements in the Ordinary Course of Business. The Buyer is not a guarantor or otherwise liable for any liability (including indebtedness) of any other Person. The Buyer does not have any off balance sheet financings or arrangements.
4.13 No Material Adverse Change.
Since the date of the most recent balance sheet contained in the Buyer Financial Statements, the Buyer has conducted its business only in the Ordinary Course of Business and:
(a) the Buyer has not incurred any material liability (indirect, direct or contingent), or entered into any oral or written agreement or other transaction, that is not in the Ordinary Course of Business;
(b) the Buyer has not sustained any material loss or interference with its business or properties from fire, flood, windstorm, accident or other calamity (whether or not covered by insurance);
(c) there has not been, (i) any change by the Buyer in its accounting methods, principles or practices, (ii) any revaluation by the Buyer of any asset (including, without limitation, any writing down of the value of inventory or writing off of notes or accounts receivable), other than in the Ordinary Course of Business, and (iii) any entry by the Buyer into any commitment or transaction material to the Buyer, including the acquisition, sale or transfer of any assets of the Buyer, except in the Ordinary Course of Business;
(d) there has not been material change in the manner in which the Buyer extends discounts, credits or warranties to customers or otherwise deals with its customers;
(e) there has not been any granting by the Buyer to any executive officer or other key employee of the Buyer of any increase in compensation, except in the Ordinary Course of Business, (i) any granting by the Buyer to any such executive officer or other key employee of any increase in retention, severance, termination, or similar arrangements or agreements in effect as of the date of the most recent Buyer Financial Statements, (ii) any change in title, office or position, or material reduction in the responsibilities of, or change in identity with respect to the management, supervisory or other key personnel of the Buyer, any termination of employment of any such employees, or any labor dispute or claim of unfair labor practices involving the Buyer, or (iii) any entry by the Buyer into any employment, severance, retention, termination, similar arrangement or agreement with any such executive officer or other key employee except in the Ordinary Course of Business;
(f) the Buyer has not has incurred, created or assumed any Encumbrance on any of its assets or properties, any liability for borrowed money or any material liability as guarantor or surety with respect to the obligations of any other Person;
(g) there has not occurred any amendment or change to the Organizational Documents of the Buyer;

(h) the Buyer has not sold, disposed of, transferred or licensed to any Person any rights to any Buyer Intellectual Property or acquired or licensed from any Person any Intellectual Property other than in the Ordinary Course of Business;
(i) the Buyer has not incurred any liability to its Affiliates or Buyer Securityholders (other than liabilities to pay compensation or benefits in connection with services rendered in the Ordinary Course of Business);
(j) the Buyer has not declared, paid or made or set aside for payment or making, any dividend draw or other distribution in respect of its capital stock or other securities or directly or indirectly redeemed, purchased or otherwise acquired any of its capital stock or other securities; and
(k) the Buyer has not agreed, whether in writing or otherwise, to take any action described in this Section 4.13.
4.14 Books and Records.
The books and records of the Buyer, in all material respects, (i) have been maintained in accordance with good business practices on a basis consistent with prior years, (ii) state in reasonable detail the material transactions and dispositions of the assets of the Buyer and (iii) accurately and fairly reflect the basis for the Buyer Financial Statements. The Buyer has established and maintains a system of internal accounting controls sufficient to provide reasonable assurances given the size and stage of development of the Buyer as a non-public entity (i) that transactions, receipts and expenditures of the Buyer are being executed and made only in accordance with appropriate authorizations of management of the Buyer, (ii) that transactions are recorded as necessary (A) to permit preparation of financial statements in conformity with GAAP and (B) to maintain accountability for assets, (iii) regarding prevention or timely detection of unauthorized acquisition, use or disposition of the assets of the Buyer, and (iv) that the amount recorded for assets on the books and records of the Buyer is compared with the existing assets at regular intervals and appropriate action is taken with respect to any differences. Neither the Buyer, nor the Buyer’s independent auditors, nor any current or former employee, consultant or director of the Buyer, has identified or been made aware of any fraud, whether or not material, that involves Buyer’s, management or other current or former employees, consultants, managers of the Buyer, who have a role in the preparation of financial statements or the internal accounting controls utilized by the Buyer, or any claim or allegation regarding any of the foregoing. Neither the Buyer, nor the Buyer’s independent auditors, nor to the Buyer’s Knowledge, any manager, officer or employee of the Buyer has received or otherwise had or obtained Knowledge of any material complaint, allegation, assertion or claim, whether written or oral, in each case, regarding deficient accounting or auditing practices, procedures, methodologies or methods of the Buyer or their respective internal accounting controls or any material inaccuracy in the Buyer Financial Statements.
4.15 Legal Compliance.
The Buyer has complied with all applicable Laws (including injunctions, judgments, orders, decrees, rulings, and charges thereunder) of federal, state, local, and foreign governments (and all agencies thereof), and no action, suit, proceeding, hearing, investigation, charge, complaint, claim, demand, or notice has been filed or commenced against any of them alleging any failure so to comply, except where the failure to comply would not have a Material Adverse Effect on the Buyer. The Buyer has obtained, and complied in all material respects with, all material Governmental Authorizations from any Governmental Body for the products sold or services provided by the Buyer. The Buyer has not received any written notice or other written communication from any Governmental Body regarding (i) any actual or possible material violation of law or any permit or any material failure to comply with any term or requirement of any permit or (ii) any actual or possible revocation, withdrawal, suspension, cancellation, termination or modification of any permit. All Buyer permits are in full force and effect, and no Company Permit will be terminated or impaired, or will become terminable, in whole or in part, as a result of the consummation of the transactions contemplated by this Agreement.

4.16 Tax Matters.
(a) The Buyer has filed (or has caused to be filed on its behalf) on a timely basis all Tax Returns they are required to have filed. All such Tax Returns are correct and complete in all respects. The Buyer has not requested or obtained any extension of time within which to file any Tax Return, which Tax Return has not since been filed.
(b) All Taxes required to have been paid by the Buyer (whether or not shown on any Tax Return) have been paid and to the Knowledge of the Buyer, there has been no late payment of Tax with respect to which any penalty or interest is potentially assessable but which has not yet been assessed against the Buyer. The Buyer does not have any Liability for taxes not yet required to have been paid, other than liabilities for taxes reflected on the Buyer Financial Statements, or incurred in the Ordinary Course of Business since the date of the most recent balance sheet of the Buyer Financial Statements.
(c) There is no audit or other proceeding presently pending or threatened, of which the Buyer has received notice in writing or, to the Buyer’s Knowledge, in any other manner, with regard to any Tax Return of the Buyer. To the Buyer’s Knowledge, there are no existing circumstances which reasonably may be expected to result in the assertion of any claim for taxes against the Buyer by any taxing authority or Governmental Body with respect to any taxable period for which Tax Returns are required to have been filed or Tax is required to have been paid. No issue has been raised, in writing or, to the Buyer’s Knowledge, in any other manner, by any Governmental Body with respect to Taxes of the Buyer in any prior Tax audit or examination which, by application of the same or similar principles, could reasonably be expected to result in assertion of a tax underpayment for any other taxable period of the Buyer. The Buyer has not waived any statute of limitations or agreed to any extension of time that has continuing effect with respect to assessment or collection of any tax for which the Buyer may be held liable. There is not currently in effect any power of attorney authorizing any Person to act on behalf of the Buyer, or receive information relating to the Buyer, with respect to any tax matter (other than authorizations included as in integral part of Tax Returns previously filed by the Buyer).
(d) The Buyer has complied in all respects with all applicable Legal Requirements relating to withholding taxes and tax information reporting, and has, within the time and manner prescribed by applicable Legal Requirements, withheld from employee wages and other payments and paid over to the proper Governmental Body all amounts required to have been so withheld and paid. All individuals who have provided services to the Buyer and have been classified as independent contractors for the purposes of Tax withholding laws and laws applicable to employee benefits were properly so classified. The records of the Buyer contain all information and documents necessary to comply in all material respects with applicable tax information reporting and tax withholding requirements under applicable Legal Requirements and such records identify with specificity all accounts subject to backup withholding under Section 3406 of the Code. The Buyer has complied in all material respects with all sales tax resale certificate exemption requirements for transactions for which the Buyer has either claimed such an exemption or not collected sales tax from another Person in reliance on a purchase for resale exemption.
(e) Within the meaning of Section 280G of the Code and without regard to Sections 280G(b)(4)(A) and 280G(b)(5), the Buyer has not made any payments, is obligated to make any payments, or is a party to any Contract, plan or arrangement that could require it to make payments to any Person that would be, individually or taking into account other payments, a parachute payment as a result of any event connected with any transaction contemplated by this Agreement, the Buyer is not a party to any Contract that will have continuing effect after the Closing Date that under certain circumstances could require any payment (or be deemed to give rise to any payment) that would be a parachute payment.

(f) The Buyer is not and have never been a party to any tax allocation, tax sharing or similar agreement or arrangement under which the Buyer may be, at any time after the Closing Date, held liable to another Person (including any agreement by which the Buyer has agreed to indemnify any other Person or to allocate tax liabilities computed on a consolidated, combined, unitary or similar basis among entities).
(g) The Buyer is not and never has been a member of an affiliated group (within the meaning of Section 1504(a) of the Code) or similar group of entities with which it joined, or was or may be required to join, for any taxable period in making a consolidated federal income Tax Return or other Tax Return in which Tax Liability was or would be computed on a consolidated, combined, unitary or similar basis. The Buyer does not have and has not had a relationship to any other Person which would cause it to have Liability for Taxes of any other Person (other than as a payor required to effect Tax withholding from payments to another Person) payable by reason of Contract, assumption, transferee Liability, operation of Law, or Treasury Regulation Section 1.1502-6(a) (or any predecessor or successor thereof or any analogous or similar provision of Law).
(h) The Buyer has not taken any action other than in accordance with past practice that would have the effect of deferring a measure of tax from a taxable period (or portion thereof) ending on or before the Closing Date to a taxable period (or portion thereof) beginning after the Closing Date. The Buyer has no deferred income or tax liability arising out of any transaction except to the extent adequately reserved for in the Buyer Financial Statements or incurred in the Ordinary Course of Business since the date of the last balance sheet of the Buyer Financial Statements, including any (i) intercompany transaction (as defined in Treasury Regulations Section 1.1502-13), (ii) the disposition of any property in a transaction accounted for under the installment method pursuant to Section 453 of the Code, (iii) excess loss account (as defined in Treasury Regulations Section 1.1502-19), (iv) use of the long-term contract method of accounting, or (v) receipt of any prepaid amount on or before the Closing Date.
(i) The Buyer is not a party to any joint venture, partnership or other agreement or arrangement which is treated or required to be treated as a partnership for U.S. federal income Tax purposes, and does not owns any interest in an entity that either is treated or required to be treated as an entity disregarded as separate from its owner for U.S. federal Tax purposes, or is an entity as to which an election pursuant to Treasury Regulations Section 301.7701-3 has been made.
(j) All information included in Tax Returns filed by the Buyer which may be relevant to future tax obligations of the Buyer, such as basis in property and deduction and credit carryovers, is complete and accurate.
(k) The foregoing notwithstanding, the Buyer has those liabilities for unpaid taxes as may be set forth in the Buyer’s Financial Statements and those that may be set forth in Schedule 4.16 of the Buyer Disclosure Schedule.

4.17 Real Property.
The Buyer does not own any real property. The SEC Documents list all real property that is leased or subleased to the Buyer, and contain copies of the lease agreements for such real property. With respect to each parcel of leased real property: (i) such lease is legal, valid, binding, enforceable and in full force and effect; (ii) the transactions contemplated by this Agreement do not require the consent of any other party to such lease or the assignment thereof, will not result in a breach of or default under such lease, and will not otherwise cause such lease to cease to be legal, valid, binding, enforceable and in full force and effect on substantially the terms following the Closing Date; (iii) (iii) neither the Buyer, nor, to the Buyer’s Knowledge, any other party to the lease is in breach or default under such lease, and no event has occurred or circumstance exists which, with the delivery of notice, the passage of time or both, would constitute such a breach or default, or permit the termination, modification or acceleration of rent under such lease; (iv) to the Buyer’s Knowledge of the Buyer, such lease is not subject to any prime, ground or master lease, mortgage, deed of trust or other Encumbrance or interest which would entitle the interest holder to interfere with or disturb the Buyer’s rights under the lease while the Buyer is not in default under the lease; (vi) no security deposit or portion thereof deposited with respect to such lease has been applied in respect of a breach or default under such lease which has not been re-deposited in full; (vii) the Buyer does not owe, and will not owe in the future, any brokerage commissions or finder’s fees with respect to such lease; (viii) the other party to such lease is not an Affiliate of, and otherwise does not have any economic interest in, the Buyer; and (ix) the Buyer has not subleased, licensed or otherwise granted any Person the right to use or occupy such real property or any portion thereof.
4.18 Intellectual Property.
(a) Schedule 4.18 of the Buyer Disclosure Schedule identifies each pending or issued trademark, copyright or other intellectual property application, registration or patent owned by the Buyer, and identifies each license, agreement, or other permission that the Buyer has granted to any third party with respect to any of its Intellectual Property.
(b) The Buyer owns and has independently developed or acquired, or has the valid right or license to all Buyer Intellectual Property Rights. The Buyer has exclusive title to each item of Buyer Intellectual Property, free and clear of any Encumbrance. The Buyer has not granted any third party exclusive rights to or under any Buyer Intellectual Property or granted any third party the right to sublicense any Buyer Intellectual Property. There are no royalties, honoraria, fees or other payments payable by the Buyer to any Person (other than salaries and fees payable to employees, consultants and independent contractors not contingent on use of their work product) as a result of the ownership, use, possession, license-in, license-out, sale, marketing, advertising or disposition of any Buyer Intellectual Property.
(c) To the Buyer’s Knowledge, there is no unauthorized use, unauthorized disclosure, infringement or misappropriation of any Buyer Intellectual Property, by any third party, including any employee or former employee of the Buyer. During the last five years, the Buyer has not brought any action, suit or proceeding for infringement or misappropriation of any Intellectual Property or breach of any Buyer Intellectual Property.
(d) The Buyer has not received any written notice of any filed suit, action or proceeding which involves a claim of infringement or misappropriation of any third party Intellectual Property rights or which contests the validity or ownership of, or right of the Buyer to exercise any rights under Buyer Intellectual Property. The Buyer has not received any written communication that involves an offer to license or grant any other rights or immunities under any patents. To the Buyer’s Knowledge, the operation of the business currently conducted by the Buyer does not infringe or misappropriate third party Intellectual Property rights existing as of the Closing and the operation of the business does not constitute unfair competition or unfair trade practices.

(e) The Buyer has secured from all of its consultants, employees and independent contractors who independently or jointly contributed to the conception, reduction to practice, creation or development of any Buyer Intellectual Property unencumbered and unrestricted exclusive ownership of, all such third party’s Intellectual Property in such contribution that the Buyer does not already own by operation of law and such third party has not retained any rights or licenses with respect thereto. To the Buyer’s Knowledge, no current or former employee, consultant or independent contractor of the Buyer: (i) is in violation of any term or covenant of any Contract relating to employment, invention or patent disclosure, invention assignment, non-disclosure or non-competition or any other Contract with any other party by virtue of such employee’s, consultant’s or independent contractor’s being employed by, or performing services for, the Buyer or using trade secrets or proprietary information of others without permission; or (ii) has developed any technology, software or other copyrightable, patentable or otherwise proprietary work for the Buyer that is subject to any agreement under which such employee, consultant or independent contractor has assigned or otherwise granted to any third party any rights (including Intellectual Property rights) in or to such technology, software or other copyrightable, patentable or otherwise proprietary work.
4.19 Contracts.
Schedule 4.19 of the Buyer Disclosure Schedule lists all written contracts and other written or oral agreements to which the Buyer is a party the performance of which by the Buyer will involve consideration in excess of $50,000 paid by the Buyer or incurred or received by the Buyer in connection with services yet to be performed. All Buyer Contracts are in written form. The Buyer has performed in all material respects all of the obligations required to be performed by it and is entitled to all benefits under, is not alleged in writing to be in breach or default in respect of, any Contract. Each of the Contracts is in full force and effect, enforceable against the parties thereto in accordance with their respective terms, subject only to the effect, if any, of applicable bankruptcy and other similar laws affecting the rights of creditors generally and rules of law governing specific performance, injunctive relief and other equitable remedies. There exists no breach, default or event of default with respect to the Buyer or to the Buyer’s Knowledge to any other contracting party, which, with the giving of notice, the lapse of time or the happening of any other event or condition, would reasonably be expected to (i) become a default or event of default under any Contract or (ii) give any third party the right to declare a default or exercise any remedy under any Contract, the right to a material rebate, chargeback, refund, credit, penalty or change in delivery schedule under any Contract, the right to accelerate the maturity or performance of any obligation of the Buyer under any Contract, or the right to cancel, terminate or modify any Contract. The Buyer has not received any written notice or other written communication regarding any actual or possible violation or breach of, default under, or intention to cancel or modify any Contract. True, correct and complete copies of all Contracts have been provided or made available to Target prior to the date hereof. There are presently no renegotiations of, or to the Knowledge of the Buyer attempts to renegotiate, or outstanding rights to renegotiate, any material amounts paid or payable to or by Buyer under current or completed Contracts with any Person having the contractual or statutory right to demand or require such renegotiation. There are no threatened cancellations of any Contract to which the Buyer is a party, and there are no material outstanding disputes thereunder. The Buyer has charged its customers in accordance with the Ordinary Course of Business.
4.20 Powers of Attorney.
There are no material outstanding powers of attorney executed on behalf of the Buyer.

4.21 Insurance.
Schedule 4.21 of the Buyer Disclosure Schedule lists all material insurance policies of the Buyer, including the name of the insurer, type of insurance or coverage, policy number, and the amount of coverage and any retention or deductible, and (ii) a schedule setting forth the aggregate claims and all individual claims in excess of $20,000 made under each such policy, bond or program (or any predecessor policy or program) since January 1, 2007. No notice of cancellation, termination, reduction in or denial of coverage or material premium increase, has been received by the Buyer with respect to any policy or bond listed in Schedule 4.21 of the Buyer Disclosure Schedule. All such policies and bonds remain in full force and effect, and Buyer has no Knowledge of any threatened cancellation, termination or reduction in or denial of coverage of, or material premium increase with respect to, any of such policies. There is no claim pending under any of such policies or bonds as to which coverage has been questioned, denied or disputed by the underwriters of such policies or bonds. All premiums due and payable under all such policies and bonds have been timely paid and the Buyer is otherwise in compliance with the terms of such policies and bonds and has not waived or amended any rights or protections thereunder.

4.22 Product Warranty.
Each product that the Buyer sells and has sold for the past five years has been in material conformity with all applicable contractual commitments and all express and implied warranties, and the Buyer does not have any pending, or to the Knowledge of the Buyer, threatened, liability for replacement, return or repair thereof or other damages in connection therewith, subject only to any applicable and adequate reserve(s) for product warranty claims as adjusted for the passage of time from the date hereof through the Closing Date in accordance with the past custom and practice of the Buyer. The standard terms and conditions of the Buyer relating to any product guaranty, warranty, and indemnity policies are set forth on Schedule 4.22 of the Buyer Disclosure Schedule and no Buyer product is subject to any guaranty, warranty, or other indemnity beyond the applicable standard terms. The Buyer is not under any liability for the return of any Buyer Products in the possession of any distributor, customer, sales agent, reseller, consignee or other Person except pursuant to the standard terms and conditions of the warranties set forth in Schedule 4.22 of the Buyer Disclosure Schedule.
4.23 Product Liability.
The Buyer does not have any pending, or to the Buyer’s Knowledge, threatened, liability arising from or related to personal injury of, or property damage or economic loss to, individuals or property, as the case may be, as a result of the ownership, possession, or use (not including possession or use by employees or contractors of the Buyer) of any product manufactured, sold, leased, consigned or delivered by the Buyer.
4.24 Litigation.
The SEC Documents sets forth each instance in which the Buyer (i) is subject to any outstanding injunction, judgment, order, decree, ruling, or charge or (ii) is a party in or, to the Knowledge of the Buyer, is threatened to be made a party to any Proceeding.
4.25 Employees.
The SEC Documents contain all written employment agreements to which the Buyer is a party, other than stand offer letters for employment at will. The Buyer does not maintain any compensation plans or arrangements that are subject to ERISA. The Buyer is not a party to or bound by any collective bargaining agreement. The Buyer is in material compliance with all applicable Legal Requirements which relate to employment practices, terms and conditions of employment, immigration, the appointment and functions of representative organizations and trade union organizations, collective bargaining, wages and hours and is not liable for any arrears of wages or any taxes or penalties for failure to comply with any of the foregoing. Neither the Buyer, nor any ERISA Affiliate has any liability under any welfare plan or agreement, within the meaning of Section 3(1) of ERISA, to provide health, life, disability insurance, deferred compensation or pension benefits after termination of employment to any employee or dependent other than as required by Section 4980B of the Code. None of the execution and delivery of this Agreement, the consummation of the transactions contemplated hereby or any termination of employment or service in connection therewith or subsequent thereto will, individually or together with the occurrence of some other event, (i) result in any payment (including severance, unemployment compensation, golden parachute, bonus or otherwise) becoming due to any Person, (ii) materially increase or otherwise enhance any benefits otherwise payable by the Buyer, (iii) result in the acceleration of the time of payment or vesting of any such benefits, except as required under Section 411(d)(3) of the Code, (iv) increase the amount of compensation due to any Person, or (v) result in the forgiveness in whole or in part of any outstanding loans made by the Buyer to any Person.

4.26 Guaranties.
The Buyer is not a guarantor or otherwise is responsible for any liability or obligation (including indebtedness) of any other Person.
4.27 Environmental, Health, and Safety Matters.
The Buyer is in compliance with Environmental, Health, and Safety Requirements, except for such noncompliance which would not have a Material Adverse Effect on the Buyer. There are no environmental assessments or audit reports or other similar studies or analyses in the possession of or available to the Buyer relating to any real property currently or formerly owned, leased or occupied by the Buyer. No written notices, administrative actions or suits are pending or threatened relating to an actual or alleged violation of any applicable Environmental, Health, and Safety Requirements by the Buyer. The Buyer is not a potentially responsible party under the federal Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended, the Solid Waste Disposal Act, as amended, or any analogous Environmental Laws arising out of events occurring prior to the date hereof. To the Buyer’s Knowledge, there have not been in the past, and are not now, any Hazardous Substances on, under or migrating to or from any of the Buyer’s facilities or properties.
4.28 Brokers’ Fees.
The Buyer has no liability or obligation to pay any fees or commissions to any broker, finder, or agent with respect to the transactions contemplated by this Agreement for which Target could become liable or obligated.
4.29 Disclaimer of other Representations and Warranties.
Except as expressly set forth in this Section 4, the Buyer makes no representation or warranty, express or implied, at law or in equity, in respect to any of the Buyer’s assets, liabilities or operations, including, without limitation, merchantability or fitness for any particular purpose of any of the Buyer’s assets; and any such other representations or warranties are hereby expressly disclaimed. Target hereby acknowledges and agrees that, except to the extent specifically set forth in this Section 4, Target is combining with Buyer on an “As-Is, Where-Is” basis.
5. COVENANTS.
The Parties agree as follows with respect to the period from and after the execution of this Agreement.
5.1 General.
Each of the Parties will use its best efforts to take all action and to do all things necessary in order to consummate and make effective the transactions contemplated by this Agreement (including satisfaction, but not waiver, of the closing conditions set forth in Section 6 below).
5.2 Consents and Approvals.
Each of the Parties will give any notices to, make any filings with, and use its best efforts to obtain any authorizations, consents, and approvals of third parties, governments and governmental agencies in connection with transactions contemplated by this Agreement, including:
(a) Securities Act, Securities Exchange Act, and State Securities Laws. Buyer will prepare and file with the SEC any filings required under the Securities Exchange Act relating to the Merger. Buyer will provide Target with the opportunity to review and comment on the form of SEC filings prior to their filing with the SEC. Buyer will use its best efforts to respond to the comments of the SEC thereon and will make any further filings (including amendments and supplements) in connection therewith that may be necessary. The Target will provide the Buyer, with whatever information and assistance in connection with the foregoing filings that the Buyer may reasonably request.

(b) Blue Sky Laws. Target shall comply with all applicable state securities laws relating to the distribution of Buyer Securities to holders of Target Securities pursuant to this Agreement.
5.3 Operation of Business.
Neither the Target, nor the Buyer nor its Subsidiaries shall engage in any practice, take any action, or enter into any transaction outside the Ordinary Course of Business. Without limiting the generality of the foregoing:
(a) other than as set forth in this Agreement, neither the Target, nor the Buyer nor its Subsidiaries will authorize or effect any change in its charter or bylaws;
(b) other than as set forth in this Agreement, neither the Target, nor the Buyer nor its Subsidiaries will grant any options, warrants, or other rights to purchase or obtain any of its capital stock or issue, sell, or otherwise dispose of any of its capital stock (except upon the conversion or exercise of options, warrants, and other rights currently outstanding);
(c) neither the Target, nor the Buyer nor its Subsidiaries will declare, set aside, or pay any dividend or distribution with respect to its capital stock (whether in cash or in kind), or, other than as set forth in this Agreement, redeem, repurchase, or otherwise acquire any of its capital stock, except that the Target may distribute to the Target Securityholders all of the Buyer Shares it owns prior to the Closing;
(d) neither the Target, nor the Buyer nor its Subsidiaries will issue any note, bond, or other debt security or create, incur, assume, or guarantee any indebtedness for borrowed money or capitalized lease obligation outside the Ordinary Course of Business;
(e) neither the Target, nor the Buyer nor its Subsidiaries will impose any Security Interest upon any of its assets outside the Ordinary Course of Business;
(f) neither the Target, nor the Buyer nor its Subsidiaries will make any capital investment in, make any loan to, or acquire the securities or assets of any other Person outside the Ordinary Course of Business; and
(g) other than as set forth in this Agreement, neither the Target, nor the Buyer nor its Subsidiaries will commit to any of the foregoing.
5.4 Full Access.
Each of the Parties will (and will cause each of its Subsidiaries to) permit representatives of the other Party to have full access to all premises, properties, personnel, books, records (including tax records), contracts, and documents of or pertaining to it and its Subsidiaries. Each of the Parties will treat and hold as such any Confidential Information it receives from the other Party in the course of the reviews contemplated by this Section 5.4, will not use any of the Confidential Information except in connection with this Agreement, and, if this Agreement is terminated for any reason whatsoever, agrees to return to the other Party all tangible embodiments (and all copies) thereof which are in its possession as obtained from the other Party.

5.5 Updates of Disclosure Schedules.
Each Party will give prompt written notice to the others of any material adverse development causing a breach of any of its own representations and warranties in Section 3 and Section 4 above through an update to its Disclosure Schedule delivered prior to Closing (an “Update”). Each Update shall be deemed to amend the Disclosure Schedule and the representation and warranty to which it relates even if such representation or warranty does not contain an express cross-reference to the qualification thereof by the respective Disclosure Schedule: provided however, that the Party receiving the Update will have the right to accept the Update in its discretion as a condition to Closing pursuant to Section 6.1(g) or 6.2(h) below on or prior to Closing. If the Party receiving the Update does not accept the Update then the other party shall have the right to terminate the Agreement, or to continue with the Closing and the representations and warranties will be deemed not to have been modified by such Update.
5.6 Updated Target Financial Statements.
The Target shall prepare and deliver to the Buyer updated financial statements including (i) audited financial statements for the fiscal years ended December 31, 2009 and December 31, 2008, including a balance sheet, income statement and changes in member’s equity and cash flows and all footnotes thereto and accountants report thereon, and (ii) unaudited financial statements for the three-month period ended March 31, 2010 (collectively, the “Updated Target Financial Statements”). Except as may otherwise be indicated, the Target’s Financial Statements have been prepared in accordance with GAAP applied on a consistent basis throughout the periods covered thereby, present fairly the financial condition of the Target as of such dates and the results of operations of the Target for such periods. The Updated Target Financial Statements shall be prepared in accordance with Regulation S-X promulgated under the Securities Exchange Act, and shall be complete and suitable for inclusion in the Target’s report with the SEC announcing the Closing of the transactions contemplated by this Agreement.
5.7 Exclusivity.
The Target will not solicit, initiate, or encourage the submission of any proposal or offer from any Person relating to the acquisition of all or substantially all of the capital stock or assets of the Target (including any acquisition structured as a merger, consolidation, or share exchange); provided, however, that the Target, and its directors and officers will remain free to participate in any discussions or negotiations regarding, furnish any information with respect to, assist or participate in, or facilitate in any other manner any effort or attempt by any Person to do or seek any of the foregoing to the extent their fiduciary duties may require. The Target shall notify the Buyer immediately if any Person makes any proposal, offer, inquiry, or contact with respect to any of the foregoing.
5.8 Stock Purchase Agreement.
The Target and Buyer are party to that certain Stock Purchase Agreement dated November 6, 2009, as amended (the “SPA”) whereby the Target purchased certain Buyer Shares. Of the amount of Buyer Shares purchased under the SPA, 36,333,333 of the Buyer Shares are still subject to that certain “Stock Pledge Agreement” dated December 1, 2009, as amended (the “Pledged Shares”). The Stock Pledge Agreement provides for the release of the Pledged Shares to the Target as and when payments are made pursuant to the “Promissory Note” delivered to Buyer by the Target pursuant to the SPA. The Parties agree that upon the Closing and except as expressly set forth below, the SPA, the Stock Pledge Agreement and the Promissory Note shall terminate and no further obligations by any party thereunder shall survive and the remaining Pledged Shares shall be returned to Buyer and cancelled.

5.9 Additional Investment in Buyer.
The Target shall use it best efforts to obtain a commitment from a third party investor to purchase at least $10 million of Buyer Shares at a price equal to or greater than $0.21 per share (pre-reverse split price), which commitment shall include placement of the purchase price in escrow and the closing thereof concurrent with or immediately following the Closing of the Merger subject only to the completion and closing of the transactions contemplated by this Agreement (the “Third Party Investment”).
5.10 “Go Shop” Rights.
During the period beginning on the date of this Agreement and continuing until the earlier of the date that the Third Party Investment is deposited into escrow or two business days prior to the Closing of the Merger (the “Go Shop Termination Date”), the Buyer shall be permitted to (i) directly or indirectly solicit, initiate or encourage the submission of an alternative financing transaction, including without limitation a sale of assets or securities, a merger or acquisition, or a license of assets (an “Alternative Transaction”), (ii) directly or indirectly participate in discussions or negotiations regarding, and furnish to any person information with respect to, and take any other action to facilitate any inquiries or the making of any proposal that constitutes, or may reasonably be expected to lead to, an Alternative Transaction; and (iii) provide to any person any non-public information with respect to the Buyer or any Buyer Subsidiary under the terms of a customary confidentiality agreement, provided the Buyer shall promptly provide to the Target any non-public information concerning the Buyer or any subsidiary that is provided to such person which was not previously provided to the Target. The Buyer must have approval of the full Board of Directors to enter into an Alternative Transaction. In the event that Buyer notifies Target in writing (an “Alternative Transaction Notice”) of its intention to conclude an Alternate Transaction (which notice shall specify the material terms and conditions of any such Alternate Transaction), for a period of 10 days following delivery of the Alternative Transaction Notice, Target shall have the right to (i) conclude this Agreement by (A) causing the Third Party Investment to be deposited into an escrow account and (B) completing all of the conditions to Buyer’s obligation to close in Section 6.1 below, or (ii) negotiate an amendment or modification to this Agreement or propose an Alternate Transaction. Buyer shall take such actions and execute and deliver such documents as may be reasonably necessary to support Target in its efforts to complete the Closing of the Merger. If the Merger is not closed within the 10 day period, then Buyer shall have the option to suspend this Agreement and complete the Alternative Transaction. In the event the Alternative Transaction is not completed within 20 days following the end of the 10 day Alternative Transaction Notice period, this Agreement shall be automatically reinstated as if the Alternative Transaction never existed and each party shall diligently pursue the Merger. In the event that an Alternative Transaction is completed with a third party, upon the closing of any portion of an Alternative Transaction, the Buyer shall pay the Target a “Termination Fee” of $500,000 in immediately available funds. Any purported termination by the Buyer resulting from the desire to pursue an Alternative Transaction shall not be valid or of any effect unless the provisions of this Section 5.10 are expressly followed by the Buyer and the Termination Fee is paid as set forth herein.
6. CONDITIONS TO OBLIGATION TO CLOSE.
6.1 Conditions to Obligation of the Buyer and the Transitory Subsidiary.
The obligation of the Buyer and the Transitory Subsidiary to consummate the transactions to be performed by it in connection with the Closing is subject to satisfaction of the following conditions:
(a) the representations and warranties set forth in Section 3 above shall be true and correct in all material respects at and as of the Closing Date;
(b) the Target shall have performed and complied with all of its covenants hereunder in all material respects through the Closing and the Target shall have performed and complied with all of its covenants under existing agreements with the Buyer, including the Manufacturing Agreement and the SPA and all payment obligations under the Promissory Note;

(c) no action, suit, or proceeding shall be pending or threatened before any court or quasi-judicial or administrative agency of any federal, state, local, or foreign jurisdiction or before any arbitrator wherein an unfavorable injunction, judgment, order, decree, ruling, or charge would (A) prevent consummation of any of the transactions contemplated by this Agreement, (B) cause any of the transactions contemplated by this Agreement to be rescinded following consummation, (C) affect adversely the right of the Target to own the capital stock of the Surviving Company and to control the Surviving Company, or (D) affect adversely the right of the Surviving Company to own its assets and to operate its businesses (and no such injunction, judgment, order, decree, ruling, or charge shall be in effect);
(d) the Target shall have procured all of the third party consents specified in Section 5.2 above;
(e) the transactions contemplated by the Third Party Investment shall be set to close concurrently with or immediately following the Closing of this Agreement, the $10 million in immediately available funds shall have been deposited into an escrow or third party agent reasonably acceptable to Buyer; no action, suit, proceeding shall be pending or threatened which would prevent or delay the consummation of the Third Party Investment or affect the ability of the Buyer to receive the Third Party Investment;
(f) the Target shall have delivered to the Buyer and the Transitory Subsidiary a certificate to the effect that each of the conditions specified above in Sections 6.1(a)-(e) is satisfied in all respects;
(g) Buyer, in its discretion, shall be satisfied with the Target Disclosure Schedules and any accepted Updates thereto as set forth in Section 5.5 above;
(h) Buyer in its discretion shall be satisfied with the financial position of the Target as set forth on its Updated Target Financial Statements, and such Updated Target Financial Statements and any Updates to the Target Disclosure Schedule shall not contain any claim, liability or loss that has had, or reasonably could be expected to have a Material Adverse Effect on Target; and
(i) all actions to be taken by the Target in connection with consummation of the transactions contemplated hereby and all certificates, opinions, instruments, and other documents required to effect the transactions contemplated hereby will be satisfactory in form and substance to the Buyer and the Transitory Subsidiary.
The Buyer and the Transitory Subsidiary may waive any condition specified in this Section 6.1 if they execute a writing so stating at or prior to the Closing.
6.2 Conditions to Obligation of the Target.
The obligation of the Target to consummate the transactions to be performed by it in connection with the Closing is subject to satisfaction of the following conditions:
(a) the representations and warranties set forth in Section 4 above shall be true and correct in all material respects at and as of the Closing Date;
(b) each of the Buyer and the Transitory Subsidiary shall have performed and complied with all of its covenants hereunder in all material respects through the Closing;

(c) no action, suit, or proceeding shall be pending or threatened before any court or quasi-judicial or administrative agency of any federal, state, local, or foreign jurisdiction or before any arbitrator wherein an unfavorable injunction, judgment, order, decree, ruling, or charge would (A) prevent consummation of any of the transactions contemplated by this Agreement, (B) cause any of the transactions contemplated by this Agreement to be rescinded following consummation, (C) affect adversely the right of the Target to own the capital stock of the Surviving Company and to control the Surviving Company, or (D) affect adversely the right of the Surviving Company to own its assets and to operate its businesses (and no such injunction, judgment, order, decree, ruling, or charge shall be in effect);
(d) the Buyer Shares issued to the Target Securityholders at the Closing, and prior to the Third Party Investment, shall equal not less than 84% of the outstanding Buyer Shares (excluding those shares pledged to Target that are to be returned to Buyer at Closing for cancellation in accordance with Section 5.8 of this Agreement).
(e) Buyer shall be current on all filings with the SEC required under the Securities Exchange Act;
(f) the Buyer shall have procured all of the third party consents specified in Section 5.2 above;
(g) the transactions contemplated by the Third Party Investment shall be set to close concurrently with or immediately following the Closing of this Agreement, the $10 million in immediately available funds shall have been deposited into an escrow or third party agent reasonably acceptable to Buyer; no action, suit, proceeding shall be pending or threatened which would prevent or delay the consummation of the Third Party Investment or affect the ability of the Buyer to receive the Third Party Investment;
(h) each of the Buyer and the Transitory Subsidiary shall have delivered to the Target a certificate to the effect that each of the conditions specified above in Sections 6.2(a)-(f) is satisfied in all respects;
(i) Target, in its discretion, shall be satisfied that Updates to the Buyer Disclosure Schedule shall not contain any claim, liability or loss that has had, or reasonably could be expected to have a Material Adverse Effect on Buyer;
(j) No fact or circumstance shall exist that would prevent the Merger from qualifying as a 368 Reorganization; and
(k) all actions to be taken by the Buyer and the Transitory Subsidiary in connection with consummation of the transactions contemplated hereby and all certificates, instruments, and other documents required to effect the transactions contemplated hereby will be satisfactory in form and substance to the Target.
The Target may waive any condition specified in this Section 6.2 if it executes a writing so stating at or prior to the Closing.

7. INDEMNIFICATION.
7.1 Indemnification.
Each Party agrees to indemnify and hold the other and its respective officers, directors, and affiliates, (the “Indemnitees”) harmless against all claims, losses, liabilities, damages, deficiencies, costs and expenses, including reasonable attorneys’ fees and expenses of investigation (hereinafter individually a “Loss” and collectively “Losses”) incurred by the Indemnitees directly or indirectly as a result of (i) any inaccuracy or breach of a representation or warranty of party contained in this Agreement, (ii) any failure of to perform or comply with any covenant contained in this Agreement. The representations, warranties and covenants made by each Major Buyer Shareholder in this Agreement shall survive for a period expiring on the date that is twenty-four (24) months following the Closing (the “Survival Date”) and any action for indemnification under this Agreement must be made and filed by the Survival Date. Any claim for Loss which is not made and filed by an Indemnitee prior to the Survival Date shall, from and after the Survival Date, be deemed to have been waived by such Indemnitee and rendered null and void and of no further force and effect.
7.2 Indemnity Procedure.
The indemnified party will, if a claim in respect thereof is to be made against the indemnifying party under this Section 7, notify the indemnifying party in writing of the commencement thereof; the omission to notify the indemnifying party will relieve it from any liability which it may have to any indemnified party under this Section (but not otherwise) if the indemnifying party proves that it has been materially prejudiced by such omission. In case any such action is brought against any indemnified party, and it notifies the indemnifying party of the commencement thereof, the indemnifying party will be entitled to participate in and, to the extent that it may wish, jointly with any other indemnifying party, similarly notified, to assume the defense thereof, with counsel satisfactory to such indemnified party, and after notice from the indemnifying party to such indemnified party of its election so to assume the defense thereof, the indemnifying party will not be liable to such indemnified party under this Section for any legal or other expenses subsequently incurred by such indemnified party in connection with the defense thereof other than reasonable costs of investigation.
7.3 Insurance.
The calculation of any Loss will reflect the amount of any insurance proceeds received in cash by the indemnified party in respect to such Loss in such year.
8. TERMINATION.
8.1 Termination of Agreement.
Any of the Parties may terminate this Agreement with the prior authorization of its board of directors as provided below:
(a) the Parties may terminate this Agreement by mutual written consent at any time prior to the Effective Time;
(b) the Buyer and the Transitory Subsidiary may terminate this Agreement by giving written notice to the Target at any time prior to the Effective Time: (A) in the event the Target has breached any material representation, warranty, or covenant contained in this Agreement (as may be amended or qualified by the respective Disclosure Schedules) in any material respect, the Buyer or the Transitory Subsidiary has notified the Target of the breach, and the breach has continued without cure for a period of 30 days after the notice of breach; (B) in the event that the Buyer has determined to conclude another transaction under Section 5.10; or (C) if the Closing shall not have occurred on or before July 15, 2010, by reason of the failure of any condition precedent under Section 6.1 hereof (unless the failure results primarily from the Buyer or the Transitory Subsidiary breaching any representation, warranty, or covenant contained in this Agreement);

(c) the Target may terminate this Agreement by giving written notice to the Buyer and the Transitory Subsidiary at any time prior to the Effective Time (A) in the event the Buyer or the Transitory Subsidiary has breached any material representation, warranty, or covenant contained in this Agreement in any material respect, the Target has notified the Buyer and the Transitory Subsidiary of the breach, and the breach has continued without cure for a period of 30 days after the notice of breach or or (B) if the Closing shall not have occurred on or before July 15, 2010, by reason of the failure of any condition precedent under Section 6.2 hereof (unless the failure results primarily from the Target breaching any representation, warranty, or covenant contained in this Agreement).
8.2 Effect of Termination.
If any Party terminates this Agreement pursuant to Section 8.1 above, all rights and obligations of the Parties hereunder shall terminate without any liability of any Party to any other Party (except for any liability of any Party then in breach).
9. MISCELLANEOUS.
9.1 Press Releases and Public Announcements.
Buyer will issue a Current Report on 8-K within four business days of the date of this Agreement, describing the material terms of this Agreement, and including a copy of the Agreement as an Exhibit.
9.2 No Third-Party Beneficiaries.
This Agreement shall not confer any rights or remedies upon any Person other than the Parties and their respective successors and permitted assigns; provided, however, that the provisions in Section 2 above concerning payment of the Merger Consideration are intended for the benefit of the Target Securityholders.
9.3 Entire Agreement.
This Agreement (including the documents referred to herein) constitutes the entire agreement among the Parties and supersedes any prior understandings, agreements, or representations by or among the Parties, written or oral, to the extent they related in any way to the subject matter hereof. The Exhibits and Schedules identified in this Agreement are incorporated herein by reference and made a part hereof.
9.4 Amendments and Waivers.
The Parties may mutually amend any provision of this Agreement at any time prior to the Effective Time. No amendment of any provision of this Agreement shall be valid unless the same shall be in writing and signed by all of the Parties. No waiver by any Party of any default, misrepresentation, or breach of warranty or covenant hereunder, whether intentional or not, shall be deemed to extend to any prior or subsequent default, misrepresentation, or breach of warranty or covenant hereunder or affect in any way any rights arising by virtue of any prior or subsequent such occurrence.
9.5 Succession and Assignment.
This Agreement shall be binding upon and inure to the benefit of the Parties named herein and their respective successors and permitted assigns. No Party may assign either this Agreement or any of its rights, interests, or obligations hereunder without the prior written approval of the other Parties.

9.6 Notices.
All notices, requests, demands, claims, and other communications hereunder will be in writing. Any notice, request, demand, claim, or other communication hereunder shall be deemed duly given if (and then two business days after) it is sent by registered or certified mail, return receipt requested, postage prepaid, and addressed to the intended recipient as set forth below:

If to the Target:	Supplemental Manufacturing & Ingredients LLC

Copy to:	Stephen R. Boatwright, Esq. Keller Rohrback, PLC 3101 North Central Avenue, Suite 1400 Phoenix, Arizona 85012-2600

If to the Buyer:	HealthSport, Inc. 1620 Beacon Place Oxnard, CA 93033

Copy to:	James A. Mercer III, Esq. Sheppard Mullin Richter & Hampton LLP 122275 El Camino Real, Suite 200 San Diego, CA 92130

If to the Transitory Subsidiary:	HealthSport Subsidiary, Inc. 1620 Beacon Place Oxnard, CA 93033

Copy to:	James A. Mercer III, Esq. Sheppard Mullin Richter & Hampton LLP 122275 El Camino Real, Suite 200 San Diego, CA 92130
Any Party may send any notice, request, demand, claim, or other communication hereunder to the intended recipient at the address set forth above by personal delivery or by overnight courier and notice shall be deemed to have been duly given when actually is received by the intended recipient. Any Party may change the address to which notices, requests, demands, claims, and other communications hereunder are to be delivered by giving the other Parties notice in the manner herein set forth.
9.7 Governing Law.
This Agreement shall be governed by and construed in accordance with the domestic laws of the State of Arizona without giving effect to any choice or conflict of law provision or rule (whether of the State of Arizona or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Arizona.
9.8 Severability.
Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction. Further, any court or arbitrator in any Proceeding arising out of this Agreement shall have the right to interpret, construe and re-write the provisions of this Agreement so as to give maximum lawful effect to the intent of the Parties as evidenced herein.

9.9 Expenses.
Each of the Parties will bear its own costs and expenses (including legal fees and expenses) incurred in connection with this Agreement and the transactions contemplated hereby.
9.10 Construction.
The section headings contained in this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement. The Parties have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any of the provisions of this Agreement. Any reference to any federal, state, local, or foreign statute or law shall be deemed also to refer to all rules and regulations promulgated thereunder, unless the context otherwise requires. The word “including” shall mean including without limitation.
9.11 Separate Counsel.
Each of the parties warrant and confirm that Keller Rohrback, PLC has only represented Target in connection with this Agreement and the transactions referenced herein or contemplated hereby. Keller Rohrback has not represented any of the Buyer or Transitory Subsidiary. Buyer and Transitory Subsidiary were represented by Sheppard Mullin Richter & Hampton LLP. The parties stipulate and agree that, in entering into this Agreement, they have relied upon the advice and representation of counsel and other advisors selected by them or have waived the right to do so.
9.12 Counterparts.
This Agreement may be executed in one or more counterparts, and may be delivered by facsimile transmission or electronic mail in portable document format or other means intended to preserve the original graphical content of a signature. Each counterpart shall be deemed an original but all of which together will constitute one and the same instrument.
[Signature Page Follows]

IN WITNESS WHEREOF, the Parties hereto have executed this Agreement as of the date first above written.

HEALTHSPORT, INC.
By:	/s/ Robert S. Davidson
Robert S. Davidson, President

HEALTHSPORT SUBSIDIARY, LLC
By:	/s/ Robert S. Davidson
Robert S. Davidson, Manager

By:	/s/ Thomas Beckett
Thomas Beckett, Manager

SUPPLEMENTAL MANUFACTURING & INGREDIENTS, LLC
By:	/s/ Ferrel Raskin
Ferrel Raskin, Chief Executive Officer

[SIGNATURE PAGE TO MERGER AGREEMENT]

SCHEDULE 1

Schedule of Target Securities

		Address of	Number and Class of Target	Merger
No.	Registered Owner	Registered Owner	Securities	Consideration

1.	Kevin Taheri	2401 West 1st Street Tempe, AZ 85281	45% of Membership Units of Target	113,066,029 Shares of Common Stock of Buyer

2.	Donald N. Raskin & Sharon L. Raskin, Trustees of the Donald & Sharon Raskin Revocable Trust	4207 E. St. Joseph Way, Phoenix, AZ 85018	45% of Membership Units of Target	113,066,029 Shares of Common Stock of Buyer

3.	Ferrel Raskin	2401 West 1st Street Tempe, AZ 85281	10% of Membership Units of Target	25,125,783 Shares of Common Stock of Buyer